DRAVO BLACK RIVER LIMITED PARTNERSHIP




                            NOTE PURCHASE AGREEMENT



                  ___________________________________________


                          Dated as of August 1, 1994


                  ___________________________________________



Senior Secured Construction Notes
Due September 30, 1995


Senior Secured Term Notes
Due August 1, 2010

                               TABLE OF CONTENTS

SECTION 1   PURCHASE AND SALE OF CONSTRUCTION NOTES. . . . . . . . . . . .   1
      Section 1.1 Issuance of Construction Notes . . . . . . . . . . . . .   1
      Section 1.2 Advance of Additional Funds. . . . . . . . . . . . . . .   2
      Section 1.3 Draw Requests. . . . . . . . . . . . . . . . . . . . . .   2
      Section 1.4 Conversion Date Advances.. . . . . . . . . . . . . . . .   3
      Section 1.5 Interest Rate and Maturity of Construction Notes . . . .   3
      Section 1.6 Payments on the Construction Notes . . . . . . . . . . .   3
      Section 1.7 Fees Payable to the Purchaser in Connection with
            Construction Notes . . . . . . . . . . . . . . . . . . . . . .   4
      Section 1.8  Use of Proceeds of Construction Notes . . . . . . . . .   5

SECTION 2   EXCHANGE OF CONSTRUCTION NOTES FOR TERM NOTES. . . . . . . . .   6
      Section 2.1 Issuance of Term Notes . . . . . . . . . . . . . . . . .   6
      Section 2.2 Payments on the Term Notes . . . . . . . . . . . . . . .   6
      Section 2.3 Optional Prepayments of Term Notes.. . . . . . . . . . .   7
      Section 2.4 Notice of Optional Prepayment. . . . . . . . . . . . . .   7
      Section 2.5 Application of Prepayments.. . . . . . . . . . . . . . .   8
      Section 2.6 Term Servicing Fee.. . . . . . . . . . . . . . . . . . .   8
      Section 2.7 Surrender of Term Notes on Prepayment. . . . . . . . . .   8
      Section 2.8 No Other Prepayments . . . . . . . . . . . . . . . . . .   8

SECTION 3   WARRANTIES AND REPRESENTATIONS OF PURCHASER. . . . . . . . . .   8
      Section 3.1 Purchase for Investment. . . . . . . . . . . . . . . . .   8
      Section 3.2 ERISA. . . . . . . . . . . . . . . . . . . . . . . . . .   9

SECTION 4   WARRANTIES AND REPRESENTATIONS OF THE SPV. . . . . . . . . . .   9
      Section 4.1 Organization and Existence.. . . . . . . . . . . . . . .   9
      Section 4.2 Due Authorization; No Conflict.. . . . . . . . . . . . .   9
      Section 4.3 Enforceability.. . . . . . . . . . . . . . . . . . . . .   9
      Section 4.4 Litigation.. . . . . . . . . . . . . . . . . . . . . . .  10
      Section 4.5 Governmental Approvals.. . . . . . . . . . . . . . . . .  10
      Section 4.6 Tax Returns. . . . . . . . . . . . . . . . . . . . . . .  11
      Section 4.7 Compliance with Law. . . . . . . . . . . . . . . . . . .  11
      Section 4.8 Title to the Project, etc. . . . . . . . . . . . . . . .  11
      Section 4.9 No Events of Default.. . . . . . . . . . . . . . . . . .  11
      Section 4.10      Full Disclosure. . . . . . . . . . . . . . . . . .  11
      Section 4.11      Financial Statements of the Corporation and
            Lime.. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
      Section 4.12      Absence of Material Contingencies. . . . . . . . .  12
      Section 4.13      Material Patents and Licenses. . . . . . . . . . .  12
      Section 4.14      Taxes. . . . . . . . . . . . . . . . . . . . . . .  12
      Section 4.15      Utilities. . . . . . . . . . . . . . . . . . . . .  12
      Section 4.16      Easements, Servitudes, Rights of Way, etc. . . . .  13
      Section 4.17      Status of Project Contracts. . . . . . . . . . . .  13
      Section 4.18      Collateral Documents.. . . . . . . . . . . . . . .  13
      Section 4.19      Substantial Completion Date. . . . . . . . . . . .  13
      Section 4.20      Independent Engineer's Certificate.. . . . . . . .  13
                                      -ii-
      Section 4.21      ERISA. . . . . . . . . . . . . . . . . . . . . . .  13
      Section 4.22      Environmental Matters. . . . . . . . . . . . . . .  14
      Section 4.23      Federal Power Regulation Act . . . . . . . . . . .  15
      Section 4.24      Holding Company Act. . . . . . . . . . . . . . . .  15
      Section 4.25      Investment Company Act.. . . . . . . . . . . . . .  15
      Section 4.26      Margin Regulations.. . . . . . . . . . . . . . . .  15
      Section 4.27      Securities Act.. . . . . . . . . . . . . . . . . .  16
      Section 4.28      Other Business.. . . . . . . . . . . . . . . . . .  16
      Section 4.29      Uncontrollable Force.. . . . . . . . . . . . . . .  16
      Section 4.30      Insurance; Statements to Insurers. . . . . . . . .  16
      Section 4.31      Financial Broker; Fees.. . . . . . . . . . . . . .  16
      Section 4.32      The Project. . . . . . . . . . . . . . . . . . . .  16
      Section 4.33      Restrictive Agreements.. . . . . . . . . . . . . .  16
      Section 4.34      Sufficiency of Support Agreements. . . . . . . . .  17
      Section 4.35      Location of Chief Executive Office.. . . . . . . .  17
      Section 4.36      Ownership. . . . . . . . . . . . . . . . . . . . .  17
      Section 4.37      Labor Matters. . . . . . . . . . . . . . . . . . .  17

SECTION 5   CONDITIONS TO FUNDING. . . . . . . . . . . . . . . . . . . . .  17
      Section 5.1 Initial Funding Date . . . . . . . . . . . . . . . . . .  17
      Section 5.2 Equity Contribution. . . . . . . . . . . . . . . . . . .  17
      Section 5.3 Opinions of Counsel. . . . . . . . . . . . . . . . . . .  17
      Section 5.4 Warranties and Representations True; No
            Construction Defaults. . . . . . . . . . . . . . . . . . . . .  18
      Section 5.5 Closing Certificates . . . . . . . . . . . . . . . . . .  18
      Section 5.6 Legality; Litigation.. . . . . . . . . . . . . . . . . .  18
      Section 5.7 Initial Funding Draw Request . . . . . . . . . . . . . .  19
      Section 5.8 SPV Security Agreement . . . . . . . . . . . . . . . . .  19
      Section 5.9 Construction Contracts; Construction Management
                  Agreement. . . . . . . . . . . . . . . . . . . . . . . .  20
      Section 5.10      OPCO Agreement.. . . . . . . . . . . . . . . . . .  20
      Section 5.11      MCFA; Ground Lease . . . . . . . . . . . . . . . .  20
      Section 5.12      Intercreditor Agreement. . . . . . . . . . . . . .  20
      Section 5.13      Lime Security Agreement; Lime Pledge
            Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .  20
      Section 5.14      Partner Security Agreement . . . . . . . . . . . .  21
      Section 5.15      Project Mortgage and Title Insurance . . . . . . .  21
      Section 5.16      Execution and Delivery of Other Transaction
            Documents; Copies. . . . . . . . . . . . . . . . . . . . . . .  22
      Section 5.17      Governmental Approvals . . . . . . . . . . . . . .  22
      Section 5.18      Surveys. . . . . . . . . . . . . . . . . . . . . .  22
      Section 5.19      Soil Test. . . . . . . . . . . . . . . . . . . . .  22
      Section 5.20      Environmental Site Assessments.. . . . . . . . . .  22
      Section 5.21      Environmental Disclosures. . . . . . . . . . . . .  22
      Section 5.22      Technical Evaluation of Project. . . . . . . . . .  22
      Section 5.23      Easements. . . . . . . . . . . . . . . . . . . . .  23
      Section 5.24      Utilities. . . . . . . . . . . . . . . . . . . . .  23
      Section 5.25      Construction Matters . . . . . . . . . . . . . . .  23
      Section 5.26      Insurance. . . . . . . . . . . . . . . . . . . . .  23
      Section 5.27      Financial Statements; Projections. . . . . . . . .  23
      Section 5.28      Private Placement Number.. . . . . . . . . . . . .  23
      Section 5.29      Supporting Documentation.. . . . . . . . . . . . .  24

                                      -iii-
      Section 5.30      Fees and Expenses. . . . . . . . . . . . . . . . .  24
      Section 5.31      Material Adverse Change; Uncontrollable Force. . .  24
      Section 5.32      Offering and Sale of Construction Notes. . . . . .  24
      Section 5.33      Solvency . . . . . . . . . . . . . . . . . . . . .  24
      Section 5.34      Collateral Agent; Disbursement Agent . . . . . . .  25

SECTION 6   CONDITIONS PRECEDENT TO SUBSEQUENT CONSTRUCTION FUNDINGS.. . .  25
      Section 6.1 Continued Satisfaction of Initial Funding Conditions . .  25
      Section 6.2 Material Adverse Change; No Default. . . . . . . . . . .  25
      Section 6.3 Subsequent Funding Date Draw Requests. . . . . . . . . .  25
      Section 6.4 Supporting Documentation.. . . . . . . . . . . . . . . .  26
      Section 6.5 Equity Funding.. . . . . . . . . . . . . . . . . . . . .  26
      Section 6.6 Proceedings Satisfactory.. . . . . . . . . . . . . . . .  26


SECTION 7   PROVISIONS RELATING TO CONSTRUCTION. . . . . . . . . . . . . .  26
      Section 7.1 Completion of Construction.. . . . . . . . . . . . . . .  26
      Section 7.2 Changes in Plans and Specifications. . . . . . . . . . .  27
      Section 7.3 Inspection.. . . . . . . . . . . . . . . . . . . . . . .  27
      Section 7.4 Contingency Fund.. . . . . . . . . . . . . . . . . . . .  27
      Section 7.5 Sufficiency of Construction Note Proceeds. . . . . . . .  27
      Section 7.6 Employment of the Independent Engineer.. . . . . . . . .  27
      Section 7.7 Retainages . . . . . . . . . . . . . . . . . . . . . . .  27
      Section 7.8 Off-Site Materials . . . . . . . . . . . . . . . . . . .  27
      Section 7.9 Insurance. . . . . . . . . . . . . . . . . . . . . . . .  28

SECTION 8   CONDITIONS PRECEDENT TO PURCHASE OF TERM NOTES.. . . . . . . .  28
      Section 8.1 Notice of Conversion Date. . . . . . . . . . . . . . . .  28
      Section 8.2 No Default; Construction Note Interest Paid. . . . . . .  28
      Section 8.3 Opinions of Counsel. . . . . . . . . . . . . . . . . . .  28
      Section 8.4 Warranties and Representations True; No Defaults . . . .  28
      Section 8.5 Closing Certificates . . . . . . . . . . . . . . . . . .  29
      Section 8.6 Legality; Litigation.. . . . . . . . . . . . . . . . . .  29
      Section 8.7 Execution and Delivery of Transaction Documents;
            Copies . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      Section 8.8 OPCO Agreement.. . . . . . . . . . . . . . . . . . . . .  29
      Section 8.9 Continued Effectiveness of Agreements. . . . . . . . . .  29
      Section 8.10      Title Policy Endorsements. . . . . . . . . . . . .  30
      Section 8.11      Insurance. . . . . . . . . . . . . . . . . . . . .  30
      Section 8.12      Fees and Expenses. . . . . . . . . . . . . . . . .  30
      Section 8.13      Material Adverse Change; Uncontrollable Force. . .  30
      Section 8.14      Final Approvals. . . . . . . . . . . . . . . . . .  30
      Section 8.15      Completion Certificates. . . . . . . . . . . . . .  30
      Section 8.16      As-Built Survey. . . . . . . . . . . . . . . . . .  30
      Section 8.17      Operating Budget . . . . . . . . . . . . . . . . .  31
      Section 8.18      Environmental Matters. . . . . . . . . . . . . . .  31
      Section 8.19      Construction Costs; Required Reserve Payment . . .  31
      Section 8.20      Solvency . . . . . . . . . . . . . . . . . . . . .  31
      Section 8.21      Private Placement Number.. . . . . . . . . . . . .  31
                                      -iv-
      Section 8.22      Proceedings Satisfactory; Additional
            Documents. . . . . . . . . . . . . . . . . . . . . . . . . . .  31

SECTION 9   COVENANTS AND AGREEMENTS.. . . . . . . . . . . . . . . . . . .  31
      Section 9.1 Maintenance of Existence . . . . . . . . . . . . . . . .  31
      Section 9.2 Maintenance of Permits . . . . . . . . . . . . . . . . .  32
      Section 9.3 Environmental Matters. . . . . . . . . . . . . . . . . .  32
      Section 9.4 Payment of Notes and Maintenance of Office.. . . . . . .  32
      Section 9.5 Maintenance of Books and Records . . . . . . . . . . . .  32
      Section 9.6 Operation and Maintenance. . . . . . . . . . . . . . . .  33
      Section 9.7 Plans and Specifications . . . . . . . . . . . . . . . .  33
      Section 9.8 Operating Logs . . . . . . . . . . . . . . . . . . . . .  33
      Section 9.9 Payment of Taxes . . . . . . . . . . . . . . . . . . . .  33
      Section 9.10      Compliance with Applicable Law . . . . . . . . . .  33
      Section 9.11      Purchase of Notes. . . . . . . . . . . . . . . . .  34
      Section 9.12      Further Assurances . . . . . . . . . . . . . . . .  34
      Section 9.13      Disposition of Assets. . . . . . . . . . . . . . .  35
      Section 9.14      Change in Name . . . . . . . . . . . . . . . . . .  35
      Section 9.15      Nature of Business . . . . . . . . . . . . . . . .  35
      Section 9.16      Debt; Bank Account . . . . . . . . . . . . . . . .  35
      Section 9.17      Filing of Reports. . . . . . . . . . . . . . . . .  35
      Section 9.18      Transactions with Affiliates . . . . . . . . . . .  35
      Section 9.19      Loans. . . . . . . . . . . . . . . . . . . . . . .  35
      Section 9.20      Additional Agreements. . . . . . . . . . . . . . .  35
      Section 9.21      Payment of Project Revenues. . . . . . . . . . . .  36
      Section 9.22      Performance and Enforcement of Agreements. . . . .  36
      Section 9.23      Liens. . . . . . . . . . . . . . . . . . . . . . .  36
      Section 9.24      Reports of Liens.. . . . . . . . . . . . . . . . .  36
      Section 9.25      Most Favored Nation. . . . . . . . . . . . . . . .  36

SECTION 10  INFORMATION AS TO THE COMPANIES. . . . . . . . . . . . . . . .  37
      Section 10.1      Financial and Business Information.. . . . . . . .  37
      Section 10.2      Officers' Certificates.. . . . . . . . . . . . . .  40
      Section 10.3      Accountants' Certificates. . . . . . . . . . . . .  40
      Section 10.4      Annual Independent Engineer's Report.. . . . . . .  40
      Section 10.5      Annual Opinion of Counsel. . . . . . . . . . . . .  41


SECTION 11  CASUALTY; CONDEMNATION . . . . . . . . . . . . . . . . . . . .  41
      Section 11.1Notice of Damage or Loss . . . . . . . . . . . . . . . .  41
      Section 11.2      Repair . . . . . . . . . . . . . . . . . . . . . .  41
      Section 11.3      Application of Payments on Total Loss. . . . . . .  42
      Section 11.4      Application of Payments Relating to a Partial
            Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

SECTION 12  INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . .  42
      Section 12.1      Insurance by the SPV . . . . . . . . . . . . . . .  42
      Section 12.2      Insurance By The Operator. . . . . . . . . . . . .  46
      Section 12.3      Amendment of Requirements. . . . . . . . . . . . .  47
      Section 12.4      Application of Proceeds. . . . . . . . . . . . . .  47
                                      -v-
      Section 12.5      Conditions . . . . . . . . . . . . . . . . . . . .  47
      Section 12.6      Evidence of Insurance. . . . . . . . . . . . . . .  48
      Section 12.7      Insurance Report . . . . . . . . . . . . . . . . .  48
      Section 12.8      Failure to Maintain Insurance. . . . . . . . . . .  48
      Section 12.9      No Duty of the Collateral Agent to Verify. . . . .  48
      Section 12.10  Maintenance of Insurance. . . . . . . . . . . . . . .  48

SECTION 13  EVENTS OF DEFAULTS--REMEDIES . . . . . . . . . . . . . . . . .  49
      Section 13.1      Nature of Events . . . . . . . . . . . . . . . . .  49
      Section 13.2      Acceleration of Notes. . . . . . . . . . . . . . .  52
      Section 13.3      Remedies . . . . . . . . . . . . . . . . . . . . .  53

SECTION 14  INTERPRETATION OF THIS AGREEMENT . . . . . . . . . . . . . . .  53
      Section 14.1      Terms Defined. . . . . . . . . . . . . . . . . . .  53
      Section 14.2      Directly or Indirectly.. . . . . . . . . . . . . .  53
      Section 14.3      Governing Law; Consent to Jurisdiction.. . . . . .  53
      Section 14.4      Independent Construction . . . . . . . . . . . . .  54
      Section 14.5      Certain Disclaimers by the Purchaser . . . . . . .  54

SECTION 15  PAYMENT OF EXPENSES. . . . . . . . . . . . . . . . . . . . . .  55
      Section 15.1      Transaction Expenses . . . . . . . . . . . . . . .  55
      Section 15.2      Continuing Expense Obligations . . . . . . . . . .  55

SECTION 16  REGISTRATION; SUBSTITUTION OF TERM NOTES.. . . . . . . . . . .  56
      Section 16.1      Registration of Notes. . . . . . . . . . . . . . .  56
      Section 16.2      Exchange of Notes. . . . . . . . . . . . . . . . .  56
      Section 16.3      Replacement of Notes.. . . . . . . . . . . . . . .  57

SECTION 17  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . .  57
      Section 17.1      Communications.. . . . . . . . . . . . . . . . . .  57
      Section 17.2      General Indemnification. . . . . . . . . . . . . .  58
      Section 17.3      Increased Costs. . . . . . . . . . . . . . . . . .  60
      Section 17.4      Restriction on Sale of Notes . . . . . . . . . . .  60
      Section 17.5      Disclosure to Other Persons. . . . . . . . . . . .  60
      Section 17.6      Reproduction of Documents. . . . . . . . . . . . .  61
      Section 17.7      Payments on Notes; other Amounts.. . . . . . . . .  62
      Section 17.8      Survival . . . . . . . . . . . . . . . . . . . . .  62
      Section 17.9      Successors and Assigns . . . . . . . . . . . . . .  62
      Section 17.10     Amendments . . . . . . . . . . . . . . . . . . . .  63
      Section 17.11     Section Headings, Table of Contents. . . . . . . .  63
      Section 17.12     Duplicate Originals; Execution in Counterpart. . .  63
      Section 17.13     Jury Trial Waiver. . . . . . . . . . . . . . . . .  63
                                      -vi-
                     DRAVO BLACK RIVER LIMITED PARTNERSHIP


                            NOTE PURCHASE AGREEMENT


Senior Secured Construction Notes Due September 30, 1995

Senior Secured Term Notes Due August 1, 2010


                                                          As of August 1, 1994

The Prudential Insurance Company of America
Second Floor
Gateway Center Four
One Hundred Mulberry Street
Newark, New Jersey 07102

Ladies and Gentlemen:

      Dravo Black River Limited Partnership, a Delaware limited partnership (the "SPV"), hereby agrees with you as follows:

SECTION 1   PURCHASE AND SALE OF CONSTRUCTION NOTES.

      Section 1.1 Issuance of Construction Notes.

            (a) Authorization of Construction Notes. The SPV has authorized the issuance of an aggregate principal amount of up to Fifty Million Dollars ($50,000,000) (the "Commitment Amount") of its Senior Secured Construction Notes due September 30, 1995 (the "Construction Notes"). The Construction Notes shall be to the effect and substantially in the form of Exhibit A hereto.

            (b) Purchase and Sale of Construction Notes. The SPV hereby agrees to sell to you, and you hereby agree to purchase from the SPV, subject to the terms and conditions of this Agreement, Construction Notes in an aggregate amount equal to the Commitment Amount.

            (c) Initial Funding of Construction Notes. The closing of the initial sale of Construction Notes (the "Initial Funding") shall be held on August 18, 1994, or such other date as may be agreed to in writing by you and the SPV (the "Initial Funding Date"), at 10 a.m., Hartford, Connecticut time, at the offices of Hebb & Gitlin, your special counsel, One State Street, Hartford, Connecticut. At the Initial Funding, a single Construction Note will be delivered to you, which Construction Note will be (i) dated the Initial Funding Date,

(ii) payable as indicated on Annex 1 hereto, and (iii) in a stated principal amount equal to Fifty Million Dollars ($50,000,000). Delivery of such Construction Note to you shall be made on the Initial Funding Date against payment by you of the principal amount set forth in an Approved Draw
Request delivered pursuant to Section 1.3 hereof.

      Section 1.2 Advance of Additional Funds. Subject to the terms and conditions of this Agreement, on each Funding Date (including, without limitation, the Initial Funding Date) you agree to advance (each an "Advance") from time to time, but not more often than once in any period of thirty (30) consecutive days and in an amount not less than Five Hundred Thousand Dollars ($500,000) (except in the case of Advances made pursuant to clause (ii) below), funds for the benefit of the SPV in an aggregate principal amount equal to the sum of (i) the amount set forth in a Draw Request delivered in compliance with Section 1.3 in respect of such Funding Date and (ii) such amount as may then be required to pay accrued interest on the outstanding Construction Notes, the fees provided for in Section 1.7 and (in connection with the Advance to be made on the Conversion Date) the Required Reserve Payment, whether or not such amounts shall be specified in a Draw Request (the SPV hereby authorizing you to advance the funds pursuant to this clause (ii) without further direction or documentation of any kind), provided that the maximum aggregate principal amount of all Advances hereunder, including the Advance made on the Initial Funding
Date, shall not exceed the Commitment Amount, provided, further, that, with respect to any Subsequent Funding Date, the amount of any Advance shall be computed after giving effect to the Equity Amount to be paid pursuant to
Section 3.15(b) of the Lime Security Agreement on or prior to such Subsequent Funding Date, and the application of such Equity Amount to the payment of Construction Costs and funding of the Debt Service Reserve to the extent contemplated by Section 8.19. Advances (other than those made pursuant to clause (ii) of the immediately preceding sentence) shall be deposited into the Construction Account, the Construction Completion Account and the Debt Service Reserve in accordance with this Agreement and the other Transaction Documents. Your obligations to make Advances shall terminate automatically upon the earliest to occur of (x) any acceleration of the Construction Notes pursuant to Section 13.2 hereof, (y) the Construction Note Maturity Date, or (z) the consummation of the transactions to be effected on the Conversion Date. You shall record your Advances on your Construction Notes, but any failure to make any such notation or any error in any such notation shall not affect the obligations of the SPV under such Construction Note or any other Transaction
Document. At any time, the aggregate principal amount of the Construction Notes outstanding shall be the sum of the Advances made hereunder and not paid.

      Section 1.3 Draw Requests. The Construction Manager shall deliver a Draw Request signed by the SPV to you, the Independent Engineer, the Collateral Agent and the Disbursement Agent at least five (5) Business
Days prior to any requested Funding Date. The Draw Request shall comply with Sections 5.7 and 5.29 or Sections 6.3 and 6.4, as the case may be, and shall be substantially in the form of Exhibit B hereto and in substance satisfactory to you, and shall specify (i) the requested Funding Date and
(ii) the total amount of the requested Advance. Each Draw Request shall contain a representation and warranty by the Construction Manager and the SPV that all of the applicable conditions precedent to the Advance requested have been satisfied. You shall not be obligated to make an Advance with respect to any amount requested in a Draw Request which amount (1) has not been approved by the Independent Engineer or (2) when added to the aggregate principal amount of all prior Advances is in excess of the Commitment Amount.
                                      -2-

      Section 1.4 Conversion Date Advances. On the Conversion Date, Lime will deliver to you a Draw Request in compliance with Section 1.3, which Draw Request shall include all remaining unpaid Construction Costs (including, amounts to be deposited into the Construction Completion Account in respect of Punch List Items), the Required Reserve Payment and an amount equal to the result of (a) the sum of (i) the Commitment Amount, plus (ii) Twelve Million, Four Hundred Thousand Dollars ($12,400,000) plus (iii) Five Million, Three Hundred Thousand Dollars ($5,300,000) minus (b) the sum of (i) all Construction Costs plus Six Months' Debt Service. Any Required Reserve Payment shall be paid to the Disbursement Agent for deposit into the Debt Service Reserve in accordance with the Deposit and Disbursement
Agreement.

      Section 1.5 Interest Rate and Maturity of Construction Notes.

            (a) Interest Rate. The Construction Notes will bear interest on the unpaid principal balance thereof at the rate of 10.13% per annum payable monthly. Overdue principal and (to the extent permitted by Applicable Law) any overdue installment of interest on the Construction Notes shall bear interest at a rate equal to the lesser of (x) the highest rate allowed by law or (y) 12.13% per annum. Interest on the Construction Notes shall be calculated on the basis of a 360-day year and actual days elapsed.

            (b) Maturity. The Construction Notes will mature on September 30, 1995 (the "Construction Note Maturity Date").

      Section 1.6 Payments on the Construction Notes.

            (a) Interest Payments. Interest on the Construction Notes shall be payable monthly on each Debt Payment Date commencing on the Debt Payment Date next succeeding the Initial Funding Date until the principal amount thereof shall become due and payable.

            (b) Principal Payments. All or a portion of the outstanding principal amount of the Construction Notes shall be subject to prepayment only under the circumstances and upon the terms, set forth in Section 1.6(c) or Section 11 of this Agreement; otherwise the Construction Notes shall not be prepayable in whole or in part. The principal amount of the Construction Notes outstanding on the Construction Note Maturity Date shall be payable on such date with the proceeds of the Term Notes.

            (c) Prepayment. If the Construction Notes are outstanding on the Construction Option Amount Prepayment Date, the SPV may prepay the Construction Option Amount of the Construction Notes, or any portion thereof, on the Construction Option Amount Prepayment Date, together with interest on the Construction Option Amount, or such portion, accrued to the Construction Option Amount Prepayment Date.
      The SPV shall give written notice of any such prepayment to the Collateral Agent and to the Holders not less than ten (10) days nor more than thirty (30) days before the Construction Option Amount Prepayment Date, stating that the Construction Option Amount, or a specified portion thereof, will be prepaid on such date. Notice of such prepayment having been so given, the Construction Option
      Amount, or such specified portion thereof, accrued interest thereon (but not any Make-Whole Amount in respect thereof) and the
      Construction Exit Fee shall become due and payable on the
      Construction
                                      -3-
Option Amount Prepayment Date. As used in this Section 1.6(c), the following terms have the following meanings:

                  "Construction Exit Fee" shall mean, if the principal amount of Construction Notes to be prepaid on the Construction Option Amount Prepayment Date is $50,000,000, a fee equal to Seven Hundred Fifty Thousand Dollars ($750,000) and, if the principal amount of Construction Notes so to be prepaid is a lesser amount, a portion of such fee equal to (i) $750,000 multiplied by
            (ii) the quotient of (a) the principal amount so to be prepaid divided by (b) $50,000,000.

                  "Construction Option Amount" means a principal amount of
            the Construction Notes equal to Fifty Million Dollars
            ($50,000,000).

                  "Construction Option Amount Prepayment Date" means the
            date in the ninth calendar month after the month in which the Initial Funding Date falls that is the same numerical date of the month as the date of the Initial Funding Date.

      Section 1.7 Fees Payable to the Purchaser in Connection with Construction Notes.

            (a) Commitment Fees. Lime, on behalf of the SPV, has heretofore paid you $500,000 in respect of your consideration of the financing contemplated by this Agreement. On or prior to the Initial Funding Date, the SPV shall pay or cause to be paid to you an additional Seven Hundred Forty-Eight Thousand Dollars ($748,000) in consideration of your commitment hereunder.

            (b) Rate Delayed Delivery Fee. If all of the Construction Notes have not been advanced before the first day of the Rate Commitment Period with respect thereto, then, beginning on the last day of the first month following the commencement of such Rate Commitment
      Period and continuing on the last day of each month thereafter during such Rate Commitment Period, the SPV shall pay to you in respect of the amount of such unadvanced Construction Notes a fee
      (the "Rate Delayed Delivery Fee") equal to (i) the average daily balance of the unadvanced principal amount of the Construction Notes during such month, multiplied by (ii) a rate per annum equal to the Uncompensated Yield Rate with respect to the Construction Notes (determined as of the Rate Acceptance Date with respect to the Construction Notes), computed on the basis of a 360-day year and actual days elapsed, multiplied by (iii) the quotient of (x) the number of days in such month divided by (y) 360. As used herein, the "average daily balance" for any month shall mean the sum of the unadvanced balances on each and every day during such month divided by the number of such days.

            (c) Cancellation Fee. The SPV may at any time, upon thirty (30) days prior written notice to you, cancel all or any portion of the Unused Commitment, provided that, in the written opinion of the Independent Engineer (which shall be reasonably acceptable to you), the portion of the Unused Commitment remaining after such
      cancellation is sufficient to pay all Construction Costs as well as the initial funding of the Debt Service Reserve in an amount equal to One Year's Debt Service. Upon any such cancellation and, in any event, if the entire amount of the Commitment Amount has not been borrowed or cancelled prior to the earlier to occur of (i) the Conversion Date or (ii) the Construction
                                      -4-
      Note Maturity Date, the SPV shall immediately pay to you a cancellation fee (a "Cancellation Fee") as follows:

                  (A) the amount of Construction Notes which has been so cancelled or not borrowed, multiplied by

                  (B) (1) the Hedge Treasury Security Bid Price Increase with respect to the Construction Notes (determined as of the date of such notice, the Conversion Date or the Construction
            Note Maturity Date, as the case may be), divided by (2) the Hedge Treasury Security Bid Price.

      In no event shall any Cancellation Fee be less than zero ($0). The Cancellation Fee shall compensate you for lost opportunity costs and the costs of re-establishing any investment portfolio position altered at the time the relevant interest rate was accepted by the SPV. Such amount shall not be deemed to compensate you for any other fees incurred in connection with the preparation of, or the closing or funding of the transaction contemplated by, this Agreement. Upon payment of the Cancellation Fee, the Rate Delayed Delivery Fee shall cease to accrue with respect to that portion of the Unused Commitment so cancelled.

            (d) Servicing Fee. The SPV shall pay to you a construction servicing fee (the "Construction Servicing Fee") of Fifty Thousand Dollars ($50,000) per annum during the Construction Period, payable in equal installments semi-annually in arrears on each Debt Payment
      Date, commencing on the Debt Payment Date next succeeding the Initial Funding Date, with a final payment on the Conversion Date, provided that the Construction Servicing Fee due on the first Debt Payment
      Date and the Conversion Date shall be in amounts equal to a ratable portion of the Construction Servicing Fee then due for the period ending on such date and commencing on, in the case of the first Debt Payment Date, the Initial Funding Date and in the case of the Conversion Date, the Debt Payment Date immediately prior thereto.

            (e) Manner of Payment of Fees; Interest on Overdue fees. All fees required by this Section 1.7 shall be paid in the same manner as payments made in respect of the Construction Notes. Any amount of fees not paid on the date due shall thereafter bear interest at a rate per annum equal to the highest rate from time to time applicable to any overdue payment in respect of any of the Construction Notes.

      Section 1.8 Use of Proceeds of Construction Notes. The proceeds of the Construction Notes will be used to pay Construction Costs, Transaction Expenses, the Required Reserve Payment and the distribution (if any) provided for in the last sentence of Section 2.1(b) of the Deposit and Disbursement Agreement, and for no other purpose. The SPV shall not use the proceeds of the Construction Notes to pay any Contingency Costs
unless such Contingency Costs are determined in writing by the Independent Engineer to be reasonably and necessarily incurred and you shall have concurred in such determination; provided, however, that the SPV may pay Contingency Costs that do not exceed $100,000 with respect to any individual instance and $750,000 in the aggregate (and enter into any change orders to effect the foregoing) without the prior consent of the Independent Engineer. On the Conversion Date, the amount of the Required Reserve Payment shall be deposited by the SPV to the Debt Service Reserve.
                                      -5-
SECTION 2   EXCHANGE OF CONSTRUCTION NOTES FOR TERM NOTES.

      Section 2.1 Issuance of Term Notes.

            (a) Authorization of Term Notes. The SPV has authorized the issuance of up to an aggregate principal amount of Fifty Million Dollars ($50,000,000) of its Senior Secured Term Notes due August 1, 2010 (the "Term Notes"). Each Term Note will be to the effect and substantially in the form of Exhibit C hereto.

            (b) Delivery and Acceptance of Term Notes; Payment of Construction Notes. Subject to the terms and conditions of this Agreement, the SPV hereby agrees to execute and deliver to you, and you hereby agree to accept from the SPV, as payment in full of the outstanding principal amount of the Construction Notes, a principal amount of Term Notes equal to the aggregate principal amount of the Construction Notes outstanding on the Conversion Date after giving effect to all Advances required by Section 1 of this Agreement, including, without limitation, the Advances contemplated by Section 1.4.

            (c) Conversion Date Closing. The closing of the SPV's issuance of the Term Notes (the "Term Note Closing") shall be held on the Conversion Date at 10 a.m., Hartford, Connecticut time, at the offices of Hebb & Gitlin, One State Street, Hartford, Connecticut. At such closing, a single Term Note will be delivered to you, which Term Note will be (i) dated the Conversion Date, (ii) payable as indicated on Annex 1 hereto, and (iii) in a principal amount equal to the aggregate principal amount of the Construction Notes outstanding on the Conversion Date after giving effect to all Advances required by
      Section 1 of this Agreement, including, without limitation, the Advances contemplated by Section 1.4.

      Section 2.2 Payments on the Term Notes.

            (a) Principal and Interest Payments. In addition to making the payment required by Section 2.2(b) and paying the entire outstanding principal amount and interest due on the Term Notes on the Term Note Maturity Date, the SPV shall pay, and there shall become due and payable on each Debt Payment Date commencing on the first Debt
      Payment Date next succeeding the Conversion Date, an installment of principal together with interest thereon in the amount set forth on Annex 2 hereto opposite such date. The Term Notes will bear interest at the rate of 10.13% per annum calculated on the basis of a 360-day year of twelve 30-day months. Without limitation of the foregoing, all of the principal of the Term Notes remaining outstanding on August 1, 2010 (if any) together with interest accrued thereon, shall become due and payable on August 1, 2010.

            (b) Prepayment Upon Total Loss. Upon the occurrence of a Total Loss, the entire principal amount of the Term Notes shall become immediately due and payable, without Make-Whole Amount, and the SPV shall take the actions set forth in Section 11.3.
                                      -6-
      Section 2.3 Optional Prepayments of Term Notes.

            (a) Prepayment with Make-Whole Amount. After the Conversion Date, the SPV may prepay the entire principal amount of the Term Notes at any time together with

                  (i) an amount equal to the Make-Whole Amount at such time in respect of the principal amount of the Term Notes being so prepaid,

                  (ii) interest on such principal amount accrued to the prepayment date, and

                  (iii) all other amounts due and owing to you and the
            Collateral Agent hereunder or under any other Transaction
            Document.

            (b) Prepayment Without Make-Whole Amount. If the SPV has not exercised the prepayment rights with respect to the Construction
      Notes set forth in Section 1.6(c) before the Conversion Date (and as a result there are no Construction Notes outstanding on the Construction Option Amount Prepayment Date), the SPV may prepay the Term Option Amount of the Term Notes, or any portion thereof, on the Term Option Amount Prepayment Date, together with interest on the Term Option Amount, or such portion, accrued to the Term Option
      Amount Prepayment Date. The SPV shall give notice of any such prepayment to the Collateral Agent and to the Holders not less than ten (10) days nor more than thirty (30) days before the Term Option Amount Prepayment Date, stating that the Term Option Amount, or a specified portion thereof, will be prepaid on such date. Notice of such prepayment having been so given, the Term Option Amount, or such specified portion thereof, accrued interest thereon (but not any Make-Whole Amount in respect thereof) and the Term Exit Fee shall become due and payable on the Term Option Amount Prepayment Date.
      As used in this Section 2.3(b), the following terms have the following meanings:

                  "Term Exit Fee" means, if the principal amount of Term
            Notes to be prepaid on the Term Option Amount Prepayment Date is the $50,000,000, a fee equal to Seven Hundred Fifty Thousand Dollars ($750,000) and, if the principal amount of Term Notes so to be prepaid is a lesser amount, a portion of such fee equal to
            (i) $750,000 multiplied by (ii) the quotient of (a) the principal amount so to be prepaid divided by (b) $50,000,000.

                  "Term Option Amount" means a principal amount of the Term
            Notes equal to Fifty Million Dollars ($50,000,000).

                  "Term Option Amount Prepayment Date" means May 1, 1995.

      Section 2.4 Notice of Optional Prepayment. The SPV shall give written notice of any optional prepayment of Term Notes pursuant to Section 2.3(a) to the Collateral Agent and to the Holders of Term Notes not less than ten
(10) days nor more than thirty (30) days before the date fixed for prepayment, specifying

            (a)   such date, and
                                      -7-
            (b) that such prepayment is being made pursuant to Section 2.3(a) of this Agreement.

Notice of prepayment having been so given, the aggregate outstanding principal amount of the Term Notes together with the Make-Whole Amount (as calculated by you absent manifest error), if any, and accrued interest thereon shall become due and payable on the specified prepayment date.

      Section 2.5 Application of Prepayments. Each prepayment made pursuant to Section 1.6(c) or Section 2.3 shall reduce pro rata the amounts of principal becoming due on each Debt Payment Date subsequent to the date of such prepayment, such pro rata reduction to be determined by multiplying the amount of each required payment of principal set forth on Annex 2 hereto by the quotient of the principal amount of Notes so prepaid divided by the principal amount of Notes outstanding immediately prior to such prepayment. Immediately after any such prepayment, Annex 2 hereto shall be deemed to have been amended to (i) reduce subsequent required payments of principal as aforesaid, and (ii) reduce the amount of interest payable on each subsequent Debt Payment Date to an amount equal to the amount of accrued and unpaid interest on the outstanding principal amount of the Notes to such date (assuming for such purpose that all payments will be made on the date due).

      Section 2.6 Term Servicing Fee. The SPV shall pay to you a term servicing fee of Twenty-Five Thousand Dollars ($25,000) per annum, payable in equal installments semi-annually in arrears on each Debt Payment Date, commencing on the Debt Payment Date next succeeding the Conversion Date, with a final payment on the Term Note Maturity Date, provided that the amount of such fee due on the first Debt Payment Date after the Conversion Date and the amount due on the Term Note Maturity Date shall be in amounts equal to a ratable portion of such fee then due for the period ending on such date and commencing on, in the case of such first Debt Payment Date after the Conversion Date, the Conversion Date, and in the case of the Term Note Maturity Date, the Debt Payment Date immediately prior thereto.

      Section 2.7 Surrender of Term Notes on Prepayment. If any Term Note is prepaid, such Term Note shall be surrendered to the SPV for cancellation and shall not be reissued, and no Term Note shall be issued in lieu of the prepaid principal amount of any Term Note.

      Section 2.8 No Other Prepayments. Except as provided in this Section 2, the SPV may not make any prepayment (whether directly or indirectly, or by purchase or other acquisition) in respect of the Term Notes.

SECTION 3   WARRANTIES AND REPRESENTATIONS OF PURCHASER.

      You represent and warrant to the SPV as follows:

      Section 3.1 Purchase for Investment. That you are purchasing the Notes for your own account for investment and with no present intention of distributing or reselling the Notes or any part thereof, but without prejudice to your right at all times to
                                      -8-
            (a) sell or otherwise dispose of all or any part of the Notes under a registration statement filed under the Securities Act, or in a transaction exempt from the registration requirements of such Act, and

            (b) have control over the disposition of all of your assets to the fullest extent required by any Applicable Law.

It is understood that, in making the representations set forth in
Section 4.2 and Section 4.27 hereof, the SPV is relying, to the extent applicable, upon your representation as aforesaid.

      Section 3.2 ERISA.    With respect to each source of funds to be used
by you to purchase the Construction Notes (the "Source"), the following statement is accurate as of the Initial Funding Date:

                  The Source is assets none of which constitutes assets of
            an "employee benefit plan" (as defined in Section 3 of ERISA) maintained by the SPV, Lime or any ERISA Affiliate or of a "plan" (as defined in Section 4975(e)(1) of the Code) maintained by the SPV or Lime or any ERISA Affiliate. In making this representation, you are relying upon the list of employee benefit plans, plans and trusts maintained by the SPV, Lime and their ERISA Affiliates (as set forth on Part 4.21(f) on Annex 3 attached hereto) which have contracts with you.

      As used herein, "plan" and "employee benefit plan" shall have the meaning set forth in Title I, section 3(3) of ERISA.

SECTION 4   WARRANTIES AND REPRESENTATIONS OF THE SPV.

      To induce you to enter into this Agreement and to purchase the Construction Notes, the SPV warrants and represents as follows:

      Section 4.1 Organization and Existence. The SPV is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all requisite power and authority to enter into and perform its obligations under this Agreement, to own its Property, and to conduct its business in the manner and in the places in which it is presently proposed to be conducted.

      Section 4.2 Due Authorization; No Conflict. Each of this Agreement and the other Transaction Documents to which the SPV is a party has been duly authorized by all necessary action on its part, has been duly executed and delivered by the SPV, and its execution, delivery and performance thereof do not (i) violate the Partnership Agreement, (ii) contravene any Applicable Law binding on it or affecting the Project, (iii) contravene or result in any breach of, or constitute a default under, any indenture, mortgage, loan agreement, deed of trust, lease or other agreement or instrument to which it is a party or by which it is bound or (iv) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Property now owned or hereafter acquired by it.

      Section 4.3 Enforceability. Each of this Agreement and the other Transaction Documents to which the SPV is a party constitutes its legal, valid and binding obligation,
                                      -9-
enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

      Section 4.4 Litigation. There is no action, suit, investigation, proceeding or arbitration pending or to the SPV's knowledge threatened against the SPV, any of its Properties, the Project, the Site or the Black River Common Facilities; and no such proceeding is pending or threatened against any of the foregoing that questions the validity, enforceability or performance of this Agreement, the Notes or any of the other Transaction Documents. Except as set forth on Part 4.4 of Annex 3 attached hereto, there is no action, suit, proceeding or arbitration pending or, to the best knowledge of the SPV, threatened against the SPV or Lime that (if and when decided) could reasonably be expected to have a material adverse effect on their respective business conditions (financial or otherwise) or operations, or the fulfillment of the Projections, or that could reasonably be expected to materially and adversely affect the ability of either of them to perform its obligations under any of the Transaction Documents, or the maintenance of the Project, the Site, the Black River Common Facilities, or the installation, construction, testing, ownership, leasing, use, possession, operation and maintenance of the Project or any part thereof, or the consummation of the transactions contemplated by this Agreement, the Notes or any of the other Transaction Documents.

      Section 4.5 Governmental Approvals. All Governmental Approvals required in connection with the execution and delivery of this Agreement and each other Transaction Document to which the SPV is a party, and all material Governmental Approvals required in connection with the construction of the Project or any part thereof as contemplated by the Transaction Documents, have been obtained and are completely and accurately listed in Annex 4 hereto, together with the name in which each such Governmental Approval must be issued. All such Governmental
Approvals have been given, obtained, made, filed or recorded, as the case may be, and each is subsisting and in full force and effect and contains no condition required to be met on the date hereof which has not been met, and no such Governmental Approval is subject to any pending or, to the SPV's knowledge, threatened, suit, action, inquiry, investigation, proceeding or appeal (administrative, judicial or otherwise). The time for appeal with respect to each such Governmental Approval has expired (or if an appeal has been taken the same shall have been dismissed or otherwise been finally determined to be unsuccessful). Such Governmental Approvals are free from conditions or requirements which could reasonably be expected to affect materially and adversely (i) the performance by the SPV and Lime under the Transaction Documents, (ii) the construction of the Project and the Common Facilities or any part thereof as contemplated by the Transaction Documents, or (iii) the valid transfer, grant or assignment (as the case may be) of the rights, title, interests and estate to be transferred, granted and assigned pursuant to the Transaction Documents. The statements made and information provided by or on behalf of the SPV or Lime, as the case may be, in connection with each such Governmental Approval were true, complete and correct in all material respects when made. Annex 4 hereto lists all other material Governmental Approvals which will be necessary to obtain prior to the commencement of commercial operation of the Project (and the SPV has no reason to believe that such Governmental Approvals will not be obtained prior to the Conversion Date). To the SPV's knowledge, no Governmental Approvals are required to enable you, the Collateral Agent and the Disbursement Agent to participate in the transactions contemplated by this Agreement and the other Transaction Documents, prior to acquiring the Project through foreclosure or conveyance or transfer in lieu of foreclosure.  All Governmental
                                      -10-
Approvals with respect to which a public hearing was necessary have been duly issued, and any appeal period with respect to such issuance has expired.

      Section 4.6 Tax Returns. Each of the Partners and the SPV has filed all Federal, state and local income, franchise and other tax returns, if any, required to be filed by it on or prior to the date hereof, and has paid any Taxes shown to be due and payable on such returns; Lime has paid (or caused to be paid) all other Taxes in respect of the Project and the Site to the extent the same have become due and payable and before they have become delinquent.

      Section 4.7 Compliance with Law. Each of the Partners and the SPV is in compliance in all material respects with all Applicable Laws.

      Section 4.8 Title to the Project, etc.

            (a) The descriptions of the Project Land set forth in the Ground Lease and the description of the Easement Parcel as set forth in the Easement Agreement are true, correct and sufficiently complete to identify such Property and to convey and encumber the same as contemplated by this Agreement and the other Transaction Documents.

            (b) The Site, the Common Facilities and the Project conform in all material respects to all covenants, conditions, restrictions, reservations, and all zoning, environmental, subdivision control, land use and other applicable Federal, state and local laws, rules, regulations and ordinances, affecting any of the foregoing.

            (c) The SPV has a good, valid and marketable (x) leasehold estate in and to the Project Land pursuant to the Ground Lease, (y) easement and use rights in and to the Easement Parcel and the Black River Common Facilities in accordance with the terms of the Easement Agreement, and (z) fee title in and to the Project, free and clear of all Liens (other than Permitted Encumbrances), and such Permitted Encumbrances do not impair or interfere with (A) the marketability of the Project, the Project Land, the SPV's rights in and to the Easement Parcel or the leasehold estate created under the Ground Lease, or (B) the maintenance of the Project, the Site or the Black River Common Facilities or the construction, testing, ownership, leasing, use, possession, operation or maintenance of the Project, the Site or the Black River Common Facilities.

            (d) The SPV Collateral is not subject to any Lien, except for Permitted Encumbrances and Liens contemplated by the Transaction Documents.

      Section 4.9 No Events of Default. Neither the SPV nor Lime is in default with respect to any of its obligations hereunder or under any Transaction Document. No condition exists that would, upon consummation of the transactions contemplated hereby and by the other Transaction Documents, constitute a Default or an Event of Default. Lime is not in default under any of the Existing Creditors Loan Documents.

      Section 4.10 Full Disclosure. Neither this Agreement or any other Transaction Document, nor any certificate, document, or financial statement (other than the Projections) or other written information furnished to you by Lime, the SPV or any Partner in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to
                                      -11-
state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or that could materially and adversely affect Lime, the SPV, you, the Project, the Common Facilities or the Site. All written factual information delivered by Lime or the SPV or any Partner to the Independent Engineer was true, accurate and complete in all material respects at the time supplied and did not fail to state any material fact necessary to make the information supplied, in light of the circumstances under which it was made, not misleading. The Projections have been prepared in good faith, to the best knowledge of the SPV, by Continental Bank Lease Capital Group, and approved in good faith by each of the SPV and Lime, and are based upon (i) assumptions that the SPV believes are reasonable and (ii) the best information available from the management of Lime at the time of the preparation of such Projections. The SPV has no reason to believe that the Projections are false or misleading in any material respect.

      Section 4.11 Financial Statements of the Corporation and Lime. The copies of the financial statements of the Corporation and Lime delivered to you pursuant to Section 5.27 are complete and correct in all material respects and fairly present the Corporation's and Lime's financial position as of the dates thereof, and the results of their respective operations for the periods therein indicated, all in conformity with GAAP consistently applied (except as stated therein or in the notes thereto).

      Section 4.12      Absence of Material Contingencies.   Neither the SPV
nor any Partner has any contingent liability other than those created pursuant to the Transaction Documents.

      Section 4.13 Material Patents and Licenses. The SPV owns, possesses or is duly licensed for a period ending after the Term Note Maturity Date in respect of all patents, trade secrets, processes, trademarks, service marks, trade names, copyrights and licenses and rights as are necessary for the commercial operation of the Project, without any conflict with the rights of other Persons and without any obligation to pay royalties or license fees therefor.

      Section 4.14      Taxes.   None of the acquisition, installation,
construction, maintenance, financing, use, conveyance or operation of the Project, the Project Land, the Black River Common Facilities, or the execution, recordation or filing of any Transaction Document by the respective parties thereto, or the consummation of any of the transactions contemplated hereby or thereby, will result in any tax, levy, impost, duty, charge or withholding imposed as of the Initial Funding Date or Conversion Date, with respect to the respective transactions to be consummated on such dates, by the United States or the Commonwealth of Kentucky or any other taxing Governmental Authority or political subdivision thereof, except for: (i) transfer taxes and registration, recordation and other miscellaneous fees payable in connection with the recordation or filing of the Transaction Documents described on Part 4.14 of Annex 3 attached hereto to be so recorded or filed, all of which taxes and fees shall have been paid in full when due on or prior to the Initial Funding Date or the Conversion Date, as the case may be, pursuant to Section 15 hereof; (ii) Kentucky real and personal property taxes on its Property, including without limitation, the Project; and (iii) franchise and other similar taxes for which the SPV and Lime are responsible.

      Section 4.15      Utilities.   All electrical, telephone, water,
sanitary, septic or water treatment system and other utility services necessary for the construction, use, operation and maintenance of the Project, the Site and the Black River Common Facilities are available to the Project, the Site
                                      -12-
and the Black River Common Facilities pursuant to the Ground Lease, the MCFA, the Easement Agreement or other public or private easement or use rights.

      Section 4.16 Easements, Servitudes, Rights of Way, etc. All roads, easements, servitudes, rights of way and other rights of ingress and egress as are necessary for the installation, construction, completion, testing, operation, maintenance and use of the Project, the Site and the Black River Common Facilities have been obtained pursuant to the Ground
Lease, the MCFA, the Easement Agreement or other public or private easement or use rights and are not adversely affected by any of the Permitted Encumbrances in any material respect.

      Section 4.17      Status of Project Contracts.   The Project Contracts
are in full force and effect, in each case as required for the installation, construction, completion, testing, operation, maintenance and use of the Project, and the SPV or Lime, on the SPV's behalf, has complied with all agreements and conditions, if any, to be performed or satisfied by it or Lime thereunder on or before the date hereof in all material respects. To the best of the SPV's knowledge, after due inquiry, there is no default on the part of any party under any Project Contract and no default has occurred and is continuing which has not been cured or been waived by the relevant party to such documents. To the SPV's knowledge, each of Lime and the SPV will be able to comply with all of the terms and conditions of the Project Contracts to which such Person is a party. Other than the Transaction Documents to which the SPV is a party, the SPV is not a party to, nor is any Property of the SPV bound by, any other material agreement.

      Section 4.18 Collateral Documents. The SPV Security Agreement and the Project Mortgage are effective to create a legal, valid and enforceable Lien upon the SPV Collateral in favor of the Collateral Agent, and upon proper recording or filing in the locations set forth in Part 4.18 of Annex 3 attached hereto (or, in the case of collateral a Lien on which must be perfected by possession, delivery of such collateral to the Collateral Agent), the Collateral Agent will have a first-priority perfected Lien in the SPV Collateral. No further action is required to establish a valid and enforceable, first-priority Lien (subject to Permitted Liens) in and to the SPV Collateral in favor of the Collateral Agent.

      Section 4.19      Substantial Completion Date.   The SPV has no reason
to believe that the Substantial Completion Date will not occur on or before June 30, 1995.

      Section 4.20      Independent Engineer's Certificate.   To the best of
the SPV's knowledge, the statements set forth in the Independent
Engineer's Certificate described in Section 5.7 are correct in all material respects and the SPV is not aware of any fact which could reasonably be expected to make such statements materially untrue, incorrect or incomplete.

      Section 4.21      ERISA.

                  a. Prohibited Transactions. Neither the execution of any Transaction Document nor the purchase of the Construction Notes by you will constitute a "prohibited transaction" (as defined in section 406 of ERISA or section 4975 of the Code).
                                      -13-
                  b. Compliance with ERISA. Each of the Corporation, Lime and the SPV are in compliance with ERISA, except for such failures to comply that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, prospects, profits, Properties or condition (financial or otherwise) of such Persons or on the Project.

                  c. Funding Status. No "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code) exists with respect to any Pension Plans of the Corporation, Lime or the SPV. No ERISA Affiliate has an accumulated funding deficiency that could reasonably be expected to have a material adverse effect on the business, prospects, profits, Properties or condition (financial or otherwise) of such Persons or on the Project.

                  d. PBGC. No liability to the PBGC has been or is expected to be incurred by any of the Corporation, Lime or the SPV or any ERISA Affiliate of any such Persons with respect to any Pension Plan that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, prospects, profits, Properties or condition (financial or otherwise) of such Persons or on the Project. No circumstance exists that constitutes grounds under section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, any Pension Plan or trust created thereunder, nor has the PBGC instituted any such proceeding.

                  e. Multiemployer Plans. Neither the Corporation, Lime or the SPV, nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan that could reasonably be expected to have a material adverse effect on the business, prospects, profits, Properties or condition (financial or otherwise) of such Persons or on the Project. There have been no "reportable events" (as defined in section 4043 of ERISA) with respect to any Multiemployer Plan that could result in the termination of such Multiemployer Plan and give rise to a liability of the Corporation, Lime or the SPV or any ERISA Affiliate in respect thereof that could reasonably be expected to have a material adverse effect on the business, prospects, profits, Properties or condition (financial or otherwise) of such Persons or on the Project.

                  f. Existing Pension Plans. Part 4.21(f) of Annex 3 hereto sets forth a complete and accurate listing of all ERISA Affiliates, and all employee benefit plans, plans and trusts maintained by any one or more of them, indicating in each case whether any of such employee benefit plans, plans or trusts have contracts with Prudential.

      Section 4.22 Environmental Matters. Each of the SPV and Lime has at all times complied in all material respects with all Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to the Site and the Project. To the SPV's knowledge, there are no circumstances that may hinder, delay, interfere with or prevent the installation, ownership, construction, testing, maintenance and operation of the Project or the use of the Site, as contemplated by the Transaction Documents, in full compliance with applicable Environmental Laws. All material Governmental Approvals required under Environmental Laws to install, construct, test, maintain and operate the Project are completely and accurately listed
                                      -14-
in Annex 4 hereto, together with the name in which such Governmental
Approval must be issued. Except as disclosed on Part 4.22 of Annex 3 hereto, there are no past, pending or, to the SPV's knowledge, threatened Environmental Claims against Lime, the SPV, the Project, the Site or any of the Black River Common Facilities. Since the Site has been owned by Lime and, to the SPV's knowledge, before the Site was owned by Lime, Hazardous Materials have not been generated, used, treated, located or stored on, or transported to or from, the Site, the Black River Common Facilities or the Project, and the SPV has not used, and does not intend to use, nor permit, any portion of the Site, the Black River Common Facilities or the Project for such purposes other than, in the case of any of the foregoing, (i) as necessary to operate the Project and (ii) in compliance, in all material respects, with all applicable Environmental Laws. Since the Site has been owned by Lime and, to the SPV's knowledge, before the Site was owned by Lime, Hazardous Materials have not at any time been released, deposited or disposed of on or from the Site, the Black River Common Facilities or the Project in any way contrary to that which is allowed under applicable Environmental Laws. Except as disclosed on Part 4.22 of Annex 3 hereto, there are no present or, to the best knowledge of the SPV, after due inquiry, past actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of Hazardous Materials, that could (i) form the basis of an Environmental Claim against Lime or the SPV, the Project, the Site or the Black River
Common Facilities, that individually or in the aggregate could have a material adverse effect on the business, prospects, profits, Properties or condition (financial or otherwise) of Lime, the SPV or the Project, (ii) cause the Site, the Black River Common Facilities or the Project to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Laws, (iii) interfere with the continued use and occupancy of the Site or the Black River Common Facilities or the installation, construction, testing, maintenance or operation of the Project, or (iv) prevent performance under the Transaction Documents.
Except as set forth in Part 4.22 of Annex 3 hereto, there are not now and never have been any underground storage tanks located on the Site. Polychlorinated biphenyls ("PCBs") do not contaminate any part of the Site, and no PCBs are used, stored or located at the Site, the Black River Common Facilities or the Project, except in material compliance with Applicable Law.

      Section 4.23 Federal Power Regulation Act. The SPV is not subject to regulation under the Federal Power Act, as amended.

      Section 4.24 Holding Company Act. The SPV is neither a "public utility company" nor a company all of whose equity interest is owned by one or more public utility companies, all within the meaning of Rule 7(d)(1)(B) promulgated by the SEC under the Holding Company Act.

      Section 4.25 Investment Company Act. The SPV is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act.

      Section 4.26 Margin Regulations. None of the transactions contemplated by this Agreement or any other Transaction Document will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, 11 C.F.R., Chapter 11, as amended and none of the Corporation, Lime or the SPV is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as defined in Regulation G.
                                      -15-
      Section 4.27 Securities Act. Neither the SPV or Lime nor any Person authorized to act on behalf of any of such Persons (each, a "Lime Offeror"), has offered directly or indirectly, any "security" within the meaning of the Securities Act, with respect to the Project, the Construction Notes or the Term Notes, as the case may be, for issue or sale to, or solicited offers to acquire any thereof from, or otherwise approached or negotiated with any Person other than an aggregate, for all the Lime Offerors, of thirty (30) Accredited Investors (in addition to you), nor has any Lime Offeror conducted any offering or solicitation which, for purposes of the Securities Act and the rules and regulations of the SEC promulgated thereunder, would be deemed to be part of the offering or solicitation described in the preceding sentence in violation of Section 5 of the Securities Act, and no Lime Offeror has taken or, on the Conversion Date, will have taken, any action which would subject the issuance or sale of any such security to the registration requirements of said Section 5.

      Section 4.28      Other Business.   The SPV has not engaged in any
business transaction unrelated to the development, construction, ownership, operation, maintenance, and financing of the Project; and the SPV is not a shareholder in any corporation or a partner, party or participant in any partnership, joint venture or other similar commercial venture.

      Section 4.29      Uncontrollable Force.   No Uncontrollable Force which
would allow any party to any Transaction Document to avoid all or any part of its obligations under such Transaction Document has occurred or, to the best of its knowledge, after due inquiry, is threatened.

      Section 4.30 Insurance; Statements to Insurers. All insurance coverage required by Section 12 hereof is in full force and effect. All representations and warranties made by the SPV, Lime or their respective authorized representatives to any insurer in connection with any insurance required to be maintained by the SPV or Lime under any Transaction Document were true, correct and complete in all material respects when made.

      Section 4.31 Financial Broker; Fees. Neither the SPV nor Lime has retained any broker, finder or financial advisor, and neither of them is liable for payment of any fee to any Person for brokerage or financial advisory services rendered on its behalf, in connection with any of the transactions contemplated by this Agreement and the other Transaction Documents, except for the relationship between Lime and Continental Bank Lease Capital Group.

      Section 4.32      The Project.   The Project has been, and is being,
properly constructed on the Site in good and workmanlike manner and, in all material respects, in accordance with the Plans and Specifications and Applicable Law and in a manner that will allow it to be operated and maintained in accordance with the Transaction Documents. The SPV has no reason to believe that the Project does not or will not have the capacity and functional ability to perform, on a continuous basis, the functions and the capacity for which it was designed. The SPV is not aware of any event or condition existing which presently adversely affects or is likely in the future to adversely affect, such design, construction, equipping, installation, operation or maintenance.

      Section 4.33      Restrictive Agreements.   The SPV is not a party to
any document, instrument, security, evidence of Debt or any other agreement, document or instrument of any kind, other than the Transaction Documents, which restricts the ability of the SPV to incur indebtedness or enter into leases with respect to any Property or engage in sale and leaseback
                                      -16-
transactions or dispose of assets, or which contains terms and provisions which subject after-acquired Property of the SPV to any Lien.

      Section 4.34 Sufficiency of Support Agreements. The rights to be granted to the SPV pursuant to the Ground Lease, the Easement Agreement, the MCFA and the other Transaction Documents are sufficient in the aggregate to enable the SPV to occupy, use, possess, own, operate and maintain on a commercially reasonable and economic basis (at Total Net Capability) and possess the Site, the Project and the Black River Common Facilities until the Term Note Maturity Date. The rights of the SPV under the Ground Lease, the MCFA, and the Easement Agreement, which are the only real property and other rights necessary for the construction, operation, maintenance, repair, testing, use, possession and ownership of the Project, have been validly obtained and are in full force and effect. The SPV does not have any reason to believe that there will be contractual or, based upon Applicable Law, other legal rights required for such occupancy, use, possession, ownership, operation and maintenance of the Site, the Project and the Black River Common Facilities, or that there will be other services or materials required for such operation, maintenance, use, occupancy and possession of the Site, the Project and the Black River Common Facilities, other than those provided for under the Ground Lease, the Easement
Agreement and the MCFA.

      Section 4.35 Location of Chief Executive Office. The chief executive office and chief place of business of the SPV is located on P.O. Box 137, Highway 8 - Carntown, Butler, Kentucky 41006; and the office where the SPV keeps its records concerning its accounts relating to the Project is located at (i) McDuffie Island Ezra Trice Boulevard, Mobile, Alabama 36602 and (ii) 3600 One Oliver Place, Pittsburgh, Pennsylvania 15222, and no other place.

      Section 4.36 Ownership. DBR General Inc. is the sole general partner, and Dravo Black River Limited Inc. is the sole limited partner of the SPV. One hundred percent (100%) of the capital stock of Dravo Black River Limited Inc. is owned by Lime. One hundred percent (100%) of the Class A Common Stock of DBR General Inc. is owned by Lime.

      Section 4.37 Labor Matters. The SPV is not a signatory to any labor or collective bargaining agreement. Neither the SPV nor Lime has been the subject of a labor stoppage or strike during the period from July 1, 1989 through the date hereof.

SECTION 5   CONDITIONS TO FUNDING.

      Your obligations to make an Advance on the Initial Funding Date shall be subject to satisfaction of all of the following conditions precedent:

      Section 5.1 Initial Funding Date. The Initial Funding shall occur no later than September 30, 1994.

      Section 5.2 Equity Contribution. Lime, through the Partners, shall have made the Investment.

      Section 5.3 Opinions of Counsel.  You shall have received from

            (a)   Hebb & Gitlin, your special counsel,
                                      -17-
            (b)   Wyatt, Tarrant & Combs, your Kentucky counsel,

            (c) Buchanan Ingersoll, counsel to the SPV, the Partners and to Lime,

            (d)   Richards, Layton & Finger, counsel to the Collateral
      Agent,

            (e)   internal counsel to OPCO, and

            (f)   internal counsel to KVS,

closing opinions, addressed to you and dated the Initial Funding Date, in form and substance satisfactory to you. In addition, you shall have received closing opinions from counsel to such other Project participants and as to such matters as you shall reasonably request.

      Section 5.4 Warranties and Representations True; No Construction Defaults. The warranties and representations contained in Section 4 hereof, and all warranties and representations made by each other party to any Transaction Document (other than you) in any of the Transaction Documents or in any certificate delivered pursuant to Section 5.5 of this Agreement, shall be true and correct on the Initial Funding Date with the same effect as though made on and as of that date, and no Default or Event of Default shall exist.

      Section 5.5 Closing Certificates.  You shall have received:

            (a) a certificate of the SPV, dated the Initial Funding Date, in form and substance satisfactory to you, certifying that all actions required to be taken by the SPV prior to the initial purchase of the Construction Notes have been duly taken, that the representations and warranties contained in Section 4 hereof, and all other representations made by the SPV in any other Transaction Document, are true and correct on and as of the Initial Funding Date, and that no Default or Event of Default exists;

            (b) certificates dated the Initial Funding Date and signed by a Senior Officer of each other party to any Financing Document
      (other than you), in form and substance satisfactory to you, certifying that all representations and warranties made by such Person in any Transaction Document or in any certificate delivered pursuant thereto, are true and correct on and as of the Initial Funding Date;

            (c) a certificate of the SPV dated the Initial Funding Date in form and substance satisfactory to you, with respect to the Partnership Agreement and related matters; and

            (d) a certificate dated the Initial Funding Date and signed by the Secretary or an Assistant Secretary of Lime and each of the Partners, in form and substance satisfactory to you, with respect to the certificate of incorporation of Lime , each Partner and their respective by-laws, resolutions and other corporate matters.

      Section 5.6 Legality; Litigation. The issuance of the Construction Notes and the Class B Common Stock, and consummation of the transactions contemplated by the Transaction
                                      -18-
Documents, shall not violate any Applicable Law; and no suit or similar proceeding shall have been initiated challenging the legality or validity of the Construction Notes, the Class B Common Stock or any other Transaction Document or any Governmental Approval. The Construction Notes shall qualify as a legal investment for insurance companies under applicable insurance law (without regard to any "basket" or "leeway" provisions) and you shall have received such evidence as you may reasonably request to establish compliance with this condition. No litigation, governmental investigation or other proceeding shall be pending or threatened by any Person which, if adversely determined, could prevent or make unlawful or impose any material adverse condition upon the Project (or any part thereof) or the OPCO Agreement or the construction, start-up or operation of the Project (or any part thereof) or the SPV's ownership thereof or the Collateral Agent's Liens on the collateral under the SPV Security
Agreement and the other Transaction Documents.

      Section 5.7 Initial Funding Draw Request. The Construction Manager shall have submitted a Draw Request signed by the SPV to you and the Independent Engineer, not less than five (5) Business Days prior to the Initial Funding Date, together with a construction status report prepared by the Construction Manager detailing the progress of the construction of the Project and containing a statement to the effect that, after giving effect to the requested funding, the Project can be completed in accordance with the Construction Schedule and at a cost within the Construction Budget; and, not less than two (2) Business Days prior to the Initial Funding Date, the Independent Engineer shall have delivered to you a certificate (the "Independent Engineer's Certificate") in form and substance satisfactory to you, stating that the Independent Engineer (i) concurs with such construction status report and (ii) has approved such Draw Request in all respects.

      Section 5.8 SPV Security Agreement.

            (a) SPV Security Agreement. The SPV and the Collateral Agent shall have entered into the SPV Security Agreement which shall encumber, among other things, all personal property of the SPV. The SPV Security Agreement shall be in full force and effect, the SPV shall be in full compliance with all of its obligations thereunder, and the Liens of the Collateral Agent created by the SPV Security
      Agreement and the other Transaction Documents shall constitute valid first-priority Liens upon the SPV Collateral subject only to Permitted Liens.

            (b) Financing Statements and Other Filings. All filings of Uniform Commercial Code financing statements and all other filings and actions necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents and to establish, perfect, preserve and protect the security interests and Liens created and granted under, or assigned by, the SPV Security Agreement and the other Transaction Documents shall have been filed or taken, and you shall have received evidence satisfactory to you of the proper recording of such financing statements and the first priority perfected status of such security interests and Liens, subject only to Permitted Liens. All recording, subscription and other similar fees, and all taxes and other expenses related to such filings, registrations and recordings shall have been paid in full by the SPV.
                                      -19-
            (c) Taxes. All Taxes, if any, payable in connection with the execution, delivery, recording or filing of any Transaction Document or in connection with the transactions to be consummated on the Initial Funding Date, shall have been paid in full.

      Section
            (a) Construction Contracts. Lime shall have executed and delivered the Construction Contracts, and Lime's interest in the Construction Contracts and all other contracts and agreements relating to the construction of the Project shall have been absolutely assigned to the SPV. Such assignments shall have been (i) effected pursuant to one or more assignments in form and substance acceptable to you, and (ii) in the case of the contractors listed on
      Part 5.9(b) of Annex 3, consented to by such contractors. The Construction Contracts shall be in full force and effect and each party thereto shall be in full compliance with its respective obligations thereunder.

            (b) Construction Management Agreement. The SPV and Lime shall have executed and delivered the Construction Management Agreement, the Construction Management Agreement shall be satisfactory to you in all respects, the Construction Management Agreement shall be in full force and effect and each party thereto shall be in full compliance with its obligations thereunder.

      Section 5.10 OPCO Agreement. The rights and interests of Lime under the OPCO Agreement shall have been absolutely assigned to the SPV pursuant to documentation satisfactory to you in all respects, and the rights and interests of the SPV therein shall have been assigned to the Collateral Agent pursuant to the SPV Security Agreement. On the Initial Closing Date, (i) the OPCO Agreement (as so assigned) shall be in full force and effect, (ii) each party thereto shall be in full compliance with its obligations thereunder, (iii) OPCO, Lime and the SPV shall have each executed and delivered to the Collateral Agent the OPCO Consent, and (iv) the OPCO Consent shall be in full force and effect.

      Section 5.11 MCFA; Ground Lease; Easement Agreement. Lime and the SPV shall have entered into the MCFA, the Ground Lease and the Easement Agreement. On the Initial Funding Date, (i) each of the MCFA, the Ground Lease and the Easement Agreement shall be in full force and effect, (ii) each of the parties thereto shall be in full compliance with its respective obligations thereunder, and (iii) the Ground Lease and the Easement
Agreement shall have been duly recorded in each office in which recordation is necessary in order to publish notice of the rights, titles and interests created thereunder.

      Section 5.12 Intercreditor Agreement. The Secured Parties shall have executed and delivered the Intercreditor Agreement and such agreement shall be in full force and effect.

      Section 5.13 Lime Security Agreement; Lime Pledge Agreement. Lime shall have executed and delivered to the Collateral Agent the Lime Security Agreement and the Lime Pledge Agreement, and both shall be in full force and effect. The Lien of the Collateral Agent created by the Lime Security Agreement shall constitute a valid perfected Lien on the Property purported to be encumbered thereby, junior only to the Lien of the Existing Creditors to the extent set forth in the Intercreditor Agreement. The Lien of the Collateral Agent created by the Lime Pledge Agreement shall constitute a valid first perfected Lien on the Equity Collateral.  All stock
                                      -20-
certificates representing the Equity Collateral shall have been delivered to the Collateral Agent together with stock powers duly endorsed in blank.

      Section 5.14 Partner Security Agreement. The SPV General Partner and the SPV Limited Partner shall have executed and delivered to the Collateral Agent the Partner Security Agreement conveying to the
Collateral Agent a security interest in and to the entire partnership interest of each such partner in the SPV, together with one or more appropriate financing statements duly executed by each such partner. The security interests created by the Partner Security Agreement shall be perfected, first security interests, and the Partner Collateral shall be subject to no other Lien except a Lien in favor of the Existing Creditors.

      Section 5.15      Project Mortgage and Title Insurance.

            (a) Project Mortgage. The SPV shall have executed and delivered to the Collateral Agent the Project Mortgage which shall encumber, among other things, the leasehold estate of the SPV created by the Ground Lease and the easements and other rights created by the Easement Agreement. The Project Mortgage shall have been properly recorded in the public land records in and for Pendleton County, Kentucky, and any other office in which it is required to be recorded to give the public constructive notice thereof and of the interests created thereby or otherwise to perfect the same, and all taxes, recording fees and other fees and charges required by Applicable Law to be paid in connection therewith shall have been duly paid in full. In addition, any and all other actions required to give the public constructive notice of, or otherwise to perfect, the Project Mortgage and the interest created thereby shall have been taken. The Project Mortgage shall have created a valid first-priority Lien in and to the interests of the SPV purported to be encumbered thereby, subject to no Liens other than Permitted Liens. The Project Mortgage shall be in full force and effect without any defaults thereunder.

            (b) Title Insurance. The SPV shall have delivered to you and the Collateral Agent a policy of mortgage title insurance (ALTA Leasehold Loan Policy Form 1975) (the "Title Policy") insuring the Project Mortgage. The Title Policy shall

                  (i)   be issued by the Title Company,

                  (ii)  be dated not earlier than the Initial Funding Date,

                  (iii) be in an amount not less than the Commitment Amount,

                  (iv) insure that Lime has good and marketable title to the Project Land,

                  (v)   insure the SPV's leasehold interest in the Project
                        Land,

                  (vi) insure the SPV's interest in the Easement Parcel, and

                  (vii) be otherwise satisfactory to you in all respects.
                                      -21-
      You shall have received certified copies of all encumbrances listed as exceptions to the Title Policy, in sufficient time for review by you and your counsel prior to the Initial Funding Date, and such encumbrances shall be satisfactory to you in all respects.

      Section 5.16 Execution and Delivery of Other Transaction Documents; Copies. Each of the parties thereto (other than you) shall have taken the actions, and executed and delivered the other Transaction Documents, including, without limitation, the Subscription and the Class B Common Stock, which they are required to take, execute and deliver pursuant to this Agreement; and each of the Transaction Documents shall be in full force and effect and each party thereto shall be in full compliance with its respective obligations thereunder. You shall have received original fully executed counterparts of each of the Transaction Documents.

      Section 5.17 Governmental Approvals. All material Governmental Approvals required by Applicable Law in connection with the ownership, construction and financing of the Project shall have been duly obtained; certified copies of all such authorizations, licenses, orders, permits and approvals shall have been delivered to you; and all of such authorizations, licenses, orders, permits and approvals shall be in full force and effect, and (to the extent assignable without rendering them void or voidable) shall have been assigned to the Collateral Agent pursuant to the SPV Security Agreement.

      Section 5.18 Surveys. On or prior to the Initial Funding Date, the SPV shall have delivered to you a current survey or surveys of the Site, certified to you, the Collateral Agent and the Title Company as of a date not more than thirty (30) days prior to the Initial Funding Date, which survey or surveys shall be in form, scope and substance satisfactory to you and the Title Company.

      Section 5.19 Soil Test. The SPV shall have delivered to you, in sufficient time for review by you and the Independent Engineer prior to the Initial Funding Date, a soil test report or reports prepared by a soil engineer licensed by the Commonwealth of Kentucky satisfactory to you and the Independent Engineer and addressed to you, and containing boring logs for all borings and showing the locations of all borings, together with recommendations by such engineer for the design of the foundations of the Project and confirming that no conditions exist which could cause subsidence of any portion of the Site.

      Section 5.20 Environmental Site Assessments. You shall have received a Phase I environmental site assessment, addressed to you, and such other environmental investigations, reports or analyses from the Environmental Consultant as you may request in respect of the Site, all in form and substance satisfactory to you.

      Section 5.21 Environmental Disclosures. You shall have received, in sufficient time for review by you, the Independent Engineer and your counsel prior to the Initial Funding Date, a copy of any environmental disclosure statement (or similar filing) required by any Governmental Authority, or evidence reasonably satisfactory to you that no such environmental disclosure statement is required.

      Section 5.22 Technical Evaluation of Project. You shall have received an evaluation from the Independent Engineer, addressed to you, in form and substance reasonably satisfactory
                                      -22-
to you, regarding the construction, feasibility and operation of the Project and such other matters relating thereto as you may request.

      Section 5.23 Easements. You shall have received evidence reasonably satisfactory to you that the Project is benefited by such easements or other rights as may be necessary for the ownership, construction, maintenance and operation of the Project, including without limitation, vehicular and pedestrian access, egress and regress to, from and over the Project, together with all instruments and agreements by which such easements or other rights are created, all in sufficient time for review by you and your counsel prior to the Initial Funding Date.

      Section 5.24 Utilities. You shall have received, in sufficient time for review by you and your counsel prior to the Initial Funding Date, certified by the SPV, letters from appropriate Governmental Authorities or other evidence reasonably satisfactory to you that the Project will have adequate water, gas and electrical supply, storm and sanitary sewer facilities, and other required public utilities, fire and police protection and means of access to publicly dedicated roadways.

      Section 5.25 Construction Matters. The General Contractor, the Construction Contracts, the Plans and Specifications, the Construction Schedule, the Construction Budget and all other matters relating to the construction of the Project shall be satisfactory to you and the Independent Engineer in all respects.

      Section 5.26 Insurance. You shall have received a certificate from the insurance broker or agent engaged by the SPV or Lime in respect of the Project and from the Insurance Consultant, each addressed to you and in form and substance satisfactory to you, to the effect that all of the insurance policies contemplated by Section 12 of this Agreement have been obtained by the SPV or Lime. All such policies shall be in full force and effect, and the Collateral Agent and you shall have received binders or certificates acceptable to you and the Insurance Consultant with respect thereto.

      Section 5.27 Financial Statements; Projections. You shall have received

            (a) financial statements from the Corporation and Lime for each of their five most recently completed fiscal years, together with financial statements for their most recently completed fiscal quarter at the time of the Initial Funding (unless such fiscal quarter is the fourth fiscal quarter of their fiscal years), in each case satisfactory to you, and

            (b) certified copies of the Projections, in form and substance satisfactory to you, showing the projected revenues and expenses of the Project during the period commencing on the Conversion Date through and including the Term Note Maturity Date.

      Section 5.28 Private Placement Number. You shall have obtained a private placement number from Standard & Poor's CUSIP Service Bureau for the Construction Notes.
                                      -23-
      Section 5.29 Supporting Documentation. In connection with the Draw Request submitted with respect to the Initial Funding Date, you shall have received each of the following, and each shall be satisfactory to you in all respects:

            (a) Lien Waivers -- from the General Contractor and each other contractor, supplier, materialman or other Person that has supplied labor, materials or services for procurement, design or construction of the Project or that otherwise might be entitled to claim a contractual or statutory Lien against the Project, the Site, the Black River Common Facilities or any part thereof, waivers of Liens and any other statement, instrument or agreement as you may deem to be necessary or desirable;

            (b) Contractor Disputes -- if any significant dispute has arisen between the SPV or the Construction Manager and any contractor or subcontractor, a written summary of the nature of such dispute; and

            (c) Other Information -- such other information and documents as you may reasonably request in connection with such Draw Request and the status of construction of the Project.

      Section 5.30 Fees and Expenses. All of the fees and expenses required to have been paid to you on or prior to the Initial Funding Date, including without limitation the balance of the commitment fee due pursuant to Section 1.7(a) hereof and the Transaction Expenses pursuant to Section
15 hereof, shall have been paid. In addition, Lime shall have paid to you a fee in the amount of One Million Eleven Thousand Four Hundred Forty-Three and 09/100's Dollars ($1,011,443.09) for the prepayment rights set forth in
Section 1.6(c) and Section 2.3(b).

      Section 5.31 Material Adverse Change; Uncontrollable Force. There shall have been no change in the business, prospects or financial condition of any one or more of the SPV, the Project, Lime, or OPCO which, in your reasonable judgment, could be expected to have a material adverse effect on the Project or the ability of any of such Persons to perform any material obligation under any Transaction Document. There shall not have occurred any Uncontrollable Force which would allow any party to any of the Transaction Documents to avoid all or any material part of its obligations thereunder.

      Section 5.32 Offering and Sale of Construction Notes. You shall have received a letter, dated the Initial Funding Date, from Continental
Bank Lease Capital Group to the effect that it has not directly or indirectly offered any Security with respect to the Project for issue or sale to, or solicited offers to acquire such Security from, or otherwise approached or negotiated with, more than thirty (30) Accredited Investors in addition to you, and that it has not taken any action which would subject the issuance and sale of the Construction Notes or the Term Notes to the registration requirements of Section 5 of the Securities Act.

      Section 5.33 Solvency. You shall have received pro forma balance sheets of each of the SPV and Lime as of the Initial Funding Date showing the effect of the transactions contemplated by this Agreement on such date, which balance sheets shall show a solvent financial condition and be certified by the respective Senior Financial Officers of each of the SPV and Lime, as the case may be.
                                      -24-
      Section 5.34 Collateral Agent; Disbursement Agent. You, the Collateral Agent, the SPV, Lime and each of the Partners shall have entered into the Collateral Agency Agreement, and such agreement shall be in full force and effect. The Collateral Agent, the Disbursement Agent and the SPV shall have entered into the Deposit and Disbursement Agreement, and such agreement shall be in full force and effect.

      Section 5.35 Proceedings Satisfactory; Additional Documents. All proceedings taken in connection with the sale of the Construction Notes and all documents and papers relating thereto shall be reasonably satisfactory in all respects to you and your counsel. You and your counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith or in connection with your counsel's closing opinion, all in form and substance satisfactory to you and such counsel. You shall have received such other approvals, opinions or documents as you shall reasonably request.

SECTION 6   CONDITIONS PRECEDENT TO SUBSEQUENT CONSTRUCTION FUNDINGS.

      Your obligations to make Advances in respect of the Construction Notes on any Funding Date subsequent to the Initial Funding Date (each a "Subsequent Funding Date") shall be subject to satisfaction of all of the following terms and conditions:

      Section 6.1 Continued Satisfaction of Initial Funding Conditions. All Transaction Documents shall be in full force and effect and no Default or Event of Default shall exist. All conditions required to have been satisfied by Section 5.2, Section 5.4, Section 5.6, Section 5.8, Section 5.9, Sections 5.10 through 5.17, Section 5.25, Section 5.26, Section 5.31 and
Section 5.34 of this Agreement on and as of the Initial Funding Date shall, whether or not fulfillment of such conditions shall have previously been waived, be satisfied on and as of such Subsequent Funding Date and all references therein to the Initial Funding Date shall be deemed to be references to such Subsequent Funding Date; and you shall have received such certificates, legal opinions and other evidence of such continued satisfaction as you may deem necessary or appropriate.

      Section 6.2 Material Adverse Change; No Default. All Transaction Documents shall be in full force and effect. There shall have been no change in the business, prospects or financial condition of any one or more of the SPV, the Project, Lime, or OPCO which, in your reasonable judgment, could be expected to have a material adverse effect on the Project or the ability of any of such Persons to perform any material obligation under any Transaction Document; and no Default or Event of Default shall exist.
There shall not have occurred any Uncontrollable Force which would allow any party to any of the Transaction Documents to avoid all or any material part of its obligations thereunder.

      Section 6.3 Subsequent Funding Date Draw Requests. The Construction Manager shall have submitted to you and the Independent Engineer a Draw Request signed by the SPV, not less than five (5) Business Days prior to such Subsequent Funding Date, together with a construction status report prepared by the Construction Manager detailing the progress of the construction of the Project and containing a statement to the effect that, after giving effect to the requested funding, the Project can be completed in accordance with the Construction Schedule and at a cost within the Construction Budget; and, not less than two (2) Business Days prior to the such Subsequent Funding Date, the Independent Engineer shall have delivered to you the
                                      -25-
Independent Engineer's Certificate, stating that the Independent Engineer
(i) concurs with such construction status report and (ii) has approved such Draw Request in all respects.

      Section 6.4 Supporting Documentation. You shall have received each of the following, and each shall be satisfactory to you in all respects:

            (a) Lien Waivers -- from the General Contractor and each other contractor, supplier, materialman or other Person that has supplied labor, materials or services for procurement, design or construction of the Project or that otherwise might be entitled to claim a contractual or statutory Lien against the Project, the Site or any part thereof, waivers of Liens and any other statement, instrument or agreement as you may deem to be necessary or desirable;

            (b) Contractor Disputes -- if any significant dispute has arisen between the SPV or Lime, as construction supervisor under the Construction Management Agreement, and any contractors or subcontractors, a written summary of the nature of such dispute;

            (c) Other Information -- such other information and documents as you may reasonably request in connection with such disbursement request and the status of construction of the Project; and

            (d) Title Policy Endorsements -- such endorsements to the Title Policy as you may deem necessary or appropriate to insure the Project Mortgage as security for the entire amount of Construction Notes outstanding at any time, which endorsements shall delete any exceptions for mechanics' liens and "pending disbursements" with respect to the requested Advance and all previous Advances and be satisfactory to you in all respects.

      Section 6.5 Equity Funding. Lime shall have made the contributions to the equity capital of the SPV required by Section 3.15 of the Lime Security Agreement.

      Section 6.6 Proceedings Satisfactory. All proceedings taken in connection with such disbursement and all documents and papers relating thereto shall be reasonably satisfactory in all respects to you and your special counsel (including Kentucky counsel). You and your counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith, all in form and substance reasonably satisfactory to you and such counsel. You shall have received such other approvals and documents as you shall reasonably request.

SECTION 7   PROVISIONS RELATING TO CONSTRUCTION.

      Section 7.1 Completion of Construction. The SPV shall diligently and continuously cause to be pursued the construction of the Project (and any rebuilding of the Project required under Section 9.6 of this Agreement) in accordance with Prudent Industry Practice and generally accepted engineering practice and construction procedures, the Plans and Specifications and the Construction Schedule. The construction shall be completed in a good and workmanlike manner with materials of high quality, free of defects and Liens (other than Permitted Liens) and in accordance (in all material respects) with all Applicable Laws and insurance requirements
                                      -26-
under the Transaction Documents. The Project shall have achieved Substantial Completion not later than June 30, 1995.

      Section 7.2 Changes in Plans and Specifications. The SPV shall not make any changes to the Plans and Specifications without your prior written consent. Except to the extent permitted by Section 1.8, the SPV shall not amend any Construction Contract or the Construction Budget without your prior written consent.

      Section 7.3 Inspection. The SPV agrees to cooperate and to cause Lime to cooperate in arranging and allowing any one or more of you, the Independent Engineer, the Environmental Consultant and any of their respective designees or representatives to inspect and review from time to time the progress of construction of the Project at reasonable times and at reasonable intervals.

      Section 7.4 Contingency Fund. The Construction Budget shall contain a line item designated as the contingency fund which shall represent an amount necessary to fund cost overruns or change orders in amounts in excess of the Construction Costs set forth in the Construction Budget. Except to the extent otherwise permitted by Section 1.8, any decisions as to whether to use all or any portion of the contingency fund for payment of any such cost overruns or other unexpected additional costs shall be made only with your consent.

      Section 7.5 Sufficiency of Construction Note Proceeds. If at any time you, after consultation with the Independent Engineer, reasonably determine that the Unused Commitment will not be sufficient to pay in full all Construction Costs and other amounts required to be paid in accordance with this Agreement, then you shall have no obligation to make further Advances until the SPV has provided you with adequate assurance that additional equity funds are or will be available on terms and conditions and from creditworthy entities acceptable to you, in your sole discretion, to complete the Project in accordance with the requirements of Section 7.1.

      Section 7.6 Employment of the Independent Engineer. You shall have the right to employ the Independent Engineer, the Environmental Consultant, the Insurance Consultant and such other advisors as you may deem reasonably necessary or appropriate to review the Project Contracts and all other matters related to construction of the Project, and to inspect such construction and the progress thereof from time to time in accordance with Section 7.3.

      Section 7.7 Retainages. No Draw Request shall request an Advance for more than the total amount then due in respect of any Construction Contract (less applicable retainage) or any Construction Costs that are otherwise due and payable, as certified by the Independent Engineer. That portion of the Unused Commitment which has not been advanced as a consequence of the foregoing sentence shall be advanced only upon (i) completion of the work to be performed under such Construction Contract in accordance with the Plans and Specifications as certified by the Independent Engineer and (ii) delivery of a final waiver of Lien and sworn statement from such contractor, subcontractor or material supplier as to its receipt of full and final payment for the work done or materials provided.

      Section 7.8 Off-Site Materials. You shall not be required to advance proceeds of any Construction Notes in respect of material to be used in connection with the construction of the Project but which is stored off-site unless you, in your sole discretion, determine to make such
                                      -27-
an Advance after having been provided with satisfactory evidence that (i) such stored material is included within the coverages of insurance required to be maintained by the Transaction Documents, (ii) the ownership of such material is vested in the SPV free of any Liens and claims of third parties, (iii) the Collateral Agent has a valid and perfected first-priority Lien thereon under the Project Mortgage or the SPV Security Agreement and
(iv) such materials are protected against theft and damage.

      Section 7.9 Insurance. The SPV shall cause the Construction Manager to maintain the insurance coverages required by Section 12 of this Agreement.

SECTION 8   CONDITIONS PRECEDENT TO PURCHASE OF TERM NOTES.

      Notwithstanding anything herein to the contrary, your obligation to purchase the Term Notes in accordance with Section 2.1 of this Agreement shall be subject to satisfaction of the following conditions precedent not later than the Construction Note Maturity Date; provided that your obligation shall not be subject to your own performance or compliance if such performance or compliance is within your control:

      Section 8.1 Notice of Conversion Date. The SPV shall have submitted to you a written notice specifying the Conversion Date, which date shall be (i) not earlier than ten (10) days after the date of such notice, and (ii) not later than the Construction Note Maturity Date.

      Section 8.2 No Default; Construction Note Interest Paid. No Default or Event of Default shall exist, and the SPV shall have paid the interest on the Construction Notes accrued to the Conversion Date as well as all other outstanding amounts then owed to you pursuant to this Agreement and each other Transaction Document.

      Section 8.3 Opinions of Counsel.  You shall have received from

            (a)   Hebb & Gitlin, your special counsel,

            (b)   Wyatt, Tarrant & Combs, your Kentucky counsel,

            (c) Buchanan Ingersoll, counsel to the SPV, the Partners and to Lime, and

            (d)   Richards, Layton & Finger, counsel to the Collateral
      Agent,

and such other counsel as you deem reasonably necessary, closing opinions, each dated as of the Conversion Date, covering matters of the type covered by the opinions delivered pursuant to Section 5.3 hereof, and such other matters as you may reasonably request.

      Section 8.4 Warranties and Representations True; No Defaults. The warranties and representations contained in Section 4 hereof, and all warranties and representations made by the SPV and each other party in any other Transaction Document or in any certificate delivered pursuant to
Section 8.5 of this Agreement, shall be true and correct on the Conversion Date with the same effect as though made on and as of that date. The Governmental Approvals listed in Annex 4 hereto shall have been obtained, and all representations and warranties set forth in Section 4.5 shall apply thereto and be true and correct on the Conversion Date.
                                      -28-
      Section 8.5 Closing Certificates.  You shall have received

            (a) a certificate of the SPV, dated the Conversion Date, in form and substance satisfactory to you, certifying that all actions required to be taken by the SPV prior to the Conversion Date have been duly taken, that the representations and warranties contained in Section 4 hereof and all other representations made by the SPV in any other Transaction Document are true and correct on and as of the Conversion Date, and that no Default or Event of Default has occurred, and

            (b) certificates dated the Conversion Date and signed by a Responsible Officer of each party to any Financing Document (other than you) in form and substance satisfactory to you, certifying that all representations and warranties made by such Person in any Transaction Document and in each certificate delivered pursuant thereto, are true and correct on and as of the Conversion Date.

      Section 8.6 Legality; Litigation. The issuance of the Term Notes and consummation of the transactions contemplated by the Transaction
Documents shall not violate any Applicable Law; and no suit or similar proceeding shall have been initiated challenging the legality or validity of the Term Notes. The Term Notes shall qualify as a legal investment for insurance companies under applicable insurance law (without regard to any "basket" or "leeway" provisions) and you shall have received such evidence as you may reasonably request to establish compliance with this condition. No litigation, governmental investigation or other proceeding shall be pending or threatened by any Person which, if adversely determined, could prevent performance under the Transaction Documents or make unlawful or impose any material adverse condition upon the Project (or any part thereof) or the OPCO Agreement or the construction, start-up or operation of the Project (or any part thereof) or the SPV's ownership thereof or the Collateral Agent's Liens on any of the Collateral.

      Section 8.7 Execution and Delivery of Transaction Documents; Copies. Each Person (other than you) required to act under any Transaction Document shall have taken the actions, and executed and delivered those Transaction Documents (including, without limitation, the Transportation Agreement), which such Person is required to take, execute and deliver pursuant thereto; and such Transaction Documents shall be in full force and effect and each party thereto shall be in full compliance with its respective obligations thereunder. You shall have received original fully executed counterparts of each of such Transaction Documents.

      Section 8.8 OPCO Agreement. On the Conversion Date, (i) the OPCO Agreement shall be in full force and effect, (ii) each party thereto shall be in full compliance with its obligations thereunder (including, without limitation, that commercial operation of the Project shall have commenced), and (iii) the OPCO Consent shall be in full force and effect.

      Section 8.9 Continued Effectiveness of Agreements. Each of the MCFA, the Deposit and Disbursement Agreement, the Ground Lease, the Easement Agreement, the Mortgage Subordination Agreement, the Construction Management Agreement, the Construction Contracts and the Intercreditor Agreement shall be in full force and effect and each party to such documents shall be in material compliance with its respective obligations thereunder.
                                      -29-
      Section 8.10 Title Policy Endorsements. The SPV shall have executed and delivered a statement in accordance with Kentucky Revised Statutes Section 382.380 and such other mortgage modification documentation as may be required by you. You shall have received such endorsements to the Title Policy as you may deem reasonably necessary or appropriate to insure your interest, and such endorsements shall be satisfactory to you in all respects.

      Section 8.11      Insurance.  All of the insurance policies required by
Section 12 of this Agreement shall be in full force and effect, and you shall have received binders or certificates acceptable to you and the Insurance Consultant with respect thereto.

      Section 8.12 Fees and Expenses. All of the fees and expenses required to have been paid to you on or prior to the Conversion Date pursuant to Section 15 hereof shall have been paid.

      Section 8.13 Material Adverse Change; Uncontrollable Force. There shall have been no change in the business, prospects, or condition
(financial or otherwise) of any one or more of the SPV, the Project, the Black River Facility, Lime, or OPCO which could reasonably be expected to have a material adverse effect on the Project or the ability of any of such Persons to perform any material obligation under any Transaction
Document. There shall not have occurred any Uncontrollable Force which would allow any party to any Transaction Document to avoid all or any part of its obligations under such Transaction Document.

      Section 8.14 Final Approvals. You shall have received true and correct copies of all Final Approvals. All Final Approvals shall have been duly obtained, be in full force and effect, have been validly issued, be final and nonappealable and not be subject to any condition, limitation, or other provision that in your reasonable judgment has had or could reasonably be expected to have a material adverse effect on the Project. The Project shall comply in all material respects with all Final Approvals.

      Section 8.15 Completion Certificates. The Construction Manager shall have delivered a completion certificate, in form and substance satisfactory to you, and the Independent Engineer shall have delivered a completion certificate, in form and substance satisfactory to you, each of which shall, among other things, certify that the Project has been completed subject only to Punch List Items, and that the Project meets or exceeds the Plans and Specifications and the Performance Criteria set forth in the Construction Contracts.

      Section 8.16 As-Built Survey. You shall have received an as-built survey of the Site, prepared by a registered or certified land surveyor of the Commonwealth of Kentucky, showing the perimeter boundary of the Site, all encroachments by or upon the Site, all building line restrictions, easements, drainage or flowage rights, rights-of-way, means of access and any uses which affect the Site (together with appropriate references to recorded instruments relating to such instruments), all buildings, structures and other improvements thereon and all paving, driveways and fences, if any, in place, and such other information as you may reasonably request. Said survey or surveys shall be currently dated and shall be prepared in accordance with the standards issued by the American Land
Title Association, bearing a certification in favor of you, the Collateral Agent, the Title Company and the SPV that is in all respects satisfactory to you.
                                      -30-
      Section 8.17 Operating Budget. You shall have received an operating budget for the twelve (12) month period immediately following the Conversion Date which shall be in form and content reasonably satisfactory to you.

      Section 8.18 Environmental Matters. You shall have received such environmental site assessments and other reports regarding the current state of the Project as you or the Environmental Consultant deem reasonably necessary or desirable, all acceptable to you in form and content.

      Section 8.19 Construction Costs; Required Reserve Payment. All Construction Costs shall have been paid in full, or an amount sufficient to pay any remaining Construction Costs shall have been delivered to the Disbursement Agent for deposit into the Construction Completion Account. The Required Reserve Payment, if any, shall have been paid to the Disbursement Agent for deposit pursuant to Section 2.3(a) of the Deposit and Disbursement Agreement, and, after giving effect to such deposit and any payment required to be made by Lime pursuant to Section 3.15 of the Lime Security Agreement, the amount on deposit in the Debt Service Reserve shall be not less than Six Months' Debt Service.

      Section 8.20 Solvency. You shall have received a pro forma balance sheet of each of the SPV and Lime as of the Conversion Date showing the effect of the transactions contemplated by this Agreement which balance sheets shall show a solvent financial condition and be certified by the respective Senior Financial Officers of each of the SPV and Lime.

      Section 8.21 Private Placement Number. You shall have obtained a private placement number for the Term Notes from Standard & Poor's CUSIP Service Bureau.

      Section 8.22 Proceedings Satisfactory; Additional Documents. All proceedings taken in connection with the purchase of the Term Notes, and all documents and papers relating thereto, shall be reasonably satisfactory in all respects to you and your counsel. You and your counsel shall have received copies of such documents and papers as you or they may reasonably request in connection therewith or in connection with your counsel's closing opinion, all in form and substance reasonably satisfactory to you and such counsel. You shall have received such other approvals, opinions or documents as either of you shall reasonably request.

SECTION 9   COVENANTS AND AGREEMENTS.

      The SPV covenants and agrees that on and after the Initial Closing Date and so long as any of the Notes shall be outstanding:

      Section 9.1 Maintenance of Existence. The SPV shall at all times maintain its existence as a limited partnership organized under the laws of the state of Delaware, shall not take or permit to be taken any action which would have the effect of terminating its existence, and shall qualify and remain qualified to do business and to carry on its operations in the Commonwealth of Kentucky. The SPV will acquire, maintain and renew all Governmental Approvals, contracts, powers, privileges, leases, lands, sanctions, franchises and other authorizations necessary for the conduct of its operations, and will comply with all Applicable Laws, in each case where the failure to do so would have a material adverse effect upon its
                                      -31-
business or financial condition or its ability to perform its obligations under this Agreement or any other Transaction Document.

      Section 9.2 Maintenance of Permits. The SPV will keep or cause to be kept current and will obtain, maintain or cause to be obtained and maintained in full force and effect all material Governmental Approvals and will promptly obtain and maintain the effectiveness of all other licenses, consents, regulatory commission approvals, certificates of public convenience and necessity and permits that from time to time may be necessary or, in your reasonable judgment, advisable, in connection with (x) the installation, construction, testing, delivery, conveyance and operation of the Project and the Black River Common Facilities, (y) the performance by the SPV of its obligations under this Agreement or any of the other Transaction Documents or (z) maintaining and ensuring the legality, validity, binding effect or enforceability of any of the Transaction Documents.

      Section 9.3 Environmental Matters. The SPV shall comply (or shall cause Lime, as Operator, to comply) in all material respects with all Environmental Laws now or hereafter applicable to the Site, the Project, the Black River Common Facilities or the installation, construction, testing, delivery, conveyance, use, modification or operation thereof. The SPV shall, or it shall cause Lime as Operator to, conduct any investigation, study, sampling or testing required by Applicable Law, and undertake any cleanup, removal, remedial action or other action necessary to remove from and clean up or remediate all Hazardous Materials at or released on or from the Site, the Black River Common Facilities or the Project, in accordance with all applicable Environmental Laws and Governmental Approvals. If the SPV or Lime shall be required to take any action pursuant to the preceding sentence, it shall cause to be prepared by an environmental consulting firm (selected by the SPV or Lime and reasonably acceptable to you) a report describing the environmental condition requiring such action and the actions taken by it in response to such environmental condition, and shall obtain a statement by such firm that such condition has been remedied in compliance with all applicable Environmental Laws.

      Section 9.4 Payment of Notes and Maintenance of Office.

            (a) Payment of Notes. The SPV will punctually pay, or cause to be paid, the principal of and interest (and Make-Whole Amount, if any) on, the Notes, as and when the same shall become due according to the terms hereof and of the Notes.

            (b) Maintenance of Chief Executive Office. The SPV will maintain its chief executive office at the address of the SPV set forth in Section 4.35 hereof where notices, presentations and demands in respect hereof or the Notes may be made upon it. The SPV shall not change the location of its chief executive office without providing at least thirty (30) days prior written notice to each Holder and to the Collateral Agent.

      Section 9.5 Maintenance of Books and Records. The SPV shall maintain true and correct books of records and accounts in which full and correct entries will be made of all its business transactions (i) in accordance with sound business practices and GAAP consistently applied and (ii) so as to enable the SPV and Lime to comply with their respective obligations under the Transaction Documents and to permit proper audits and accountings of the transactions contemplated thereby.
                                      -32-
      Section 9.6 Operation and Maintenance. The SPV shall, or shall cause the Operator to, (a) at all times maintain the Project Land and operate, maintain, service and repair the Project and the Project-Owned Common Facilities in such condition that it will have the capacity and functional ability to perform, on a continuing basis, in normal commercial operation, the functions for which it was designed, and at Total Net Capability, ordinary wear and tear excepted; (b) operate, service, maintain, inspect, overhaul, test and repair the Project and replace all necessary or useful parts and components thereof so that the condition and operating efficiency of the Project will be maintained and preserved in all respects in accordance with (i) Prudent Industry Practice, (ii) such operating standards as shall be required to take advantage of and enforce all available warranties, (iii) all manufacturers' recommended procedures, (iv) such operating standards and procedures as are or may from time to time be mandated by any Governmental Authority or as may be required in order to perform its obligations under the Project Contracts, (v) the terms and conditions of, and so as to preserve all coverage under, all insurance policies required to be maintained pursuant to Section 12 hereof, (vi) to the extent not inconsistent with the other requirements of this Section 9.6, Lime's operation and maintenance practices with respect to similar facilities owned, leased or operated by it, and (vii) all requirements of Applicable Law (except as otherwise provided in Section 9.10) and the Ground Lease, and (c) maintain all records, logs, manuals and other materials in respect of the Project and the Site, in accordance with Prudent Industry Practice. The SPV shall not permit the Project or the Site to be maintained, used or operated in any manner or for any purpose excepted from any insurance in respect of the Project. For purposes of enabling it to comply with the requirements of this Section 9.6, the SPV shall at all times maintain (or cause to be maintained) a sufficient inventory of spare parts, consistent with Prudent Industry Practice, giving due regard to manufacturers' recommendations in this regard.

      Section 9.7 Plans and Specifications. The SPV shall at all times maintain and keep on file at its chief executive office a complete set of the Plans and Specifications.

      Section 9.8 Operating Logs. The SPV shall (i) maintain daily operating logs showing the production from the Project, (ii) keep maintenance and repair reports in sufficient detail to indicate the nature of all major work done with respect to the Project and (iii) maintain current operating manuals (including training, maintenance and technology manuals) and a complete set of plans and an as-built survey of the Project in sufficient detail to enable an engineer not otherwise familiar with the Project to locate and identify the various items of Property comprising the Project, in each case in accordance with Prudent Industry Practice. Such logs and reports shall be kept on file at the Project and at its chief executive office for at least ten years, shall be retained so long as any Note is outstanding and shall be made available in compliance with Section 10.6 hereof.

      Section 9.9 Payment of Taxes. The SPV shall file or cause to be filed all Federal, state and local tax returns which are required to be filed by it, and shall pay or discharge or cause to be paid or discharged before any penalty accruing from the failure to so pay or discharge, all taxes, assessments and governmental charges, imposts, duties and levies charged, levied or imposed upon it or upon its income, profits or Property (including withholding and any penalties, interest and additions to taxes).

      Section 9.10 Compliance with Applicable Law. The SPV shall comply in all material respects with all requirements of Applicable Law and shall obtain and maintain all material
                                      -33-
Governmental Approvals (and furnish copies thereof to the Holders) as shall at any time be necessary or, in the reasonable opinion of the Holders, advisable, under Applicable Law in connection with the ownership, construction, operation, use, possession or maintenance of the Project, the Site and the Black River Common Facilities or any material Governmental Approval and the Ground Lease except if: (a) the SPV shall be contesting diligently and in good faith by appropriate proceedings such requirement of Applicable Law or Governmental Approval and has established all necessary or appropriate reserves in compliance with GAAP in connection with such contest; or (b) compliance with such requirements or Governmental Approval shall have been excused or exempted by a valid nonconforming use permit, waiver, extension or forbearance exempting the SPV from such requirement or action. If the foregoing clause (a) or (b) shall apply then the failure by the SPV to comply with such requirement or to obtain such action shall not constitute a Default or an Event of Default hereunder; provided, however, that such contest or noncompliance does not involve (i) any risk of the imposition of criminal liability on any Person (except Persons not party to any Transaction Document who shall have agreed in writing to accept the risk of foreclosure, sale, forfeiture or loss of the Site, the Project, or the Black River Common Facilities or any material Governmental Approval),
(ii) any risk of material civil liability being imposed upon any Person (except Persons not party to any Transaction Document who shall have agreed in writing to accept such risk and its consequences), or (iii) any material risk of (A) the creation of a Lien (other than a Permitted Lien) on the Site, the Project or the Black River Common Facilities, or (B) the extension of the ultimate imposition of such requirement or Governmental Approval beyond the date that is six months after the Term Note Maturity
Date. The SPV shall promptly, but in any event within 10 days of the occurrence thereof, provide you with notice of any contest or noncompliance of the types described in clauses (a) and (b) of the second sentence of this Section 9.10 in detail sufficient to enable you to ascertain whether such contest or noncompliance may have any effect of the type described in the proviso to the first sentence in this Section 9.10. At your request, the SPV agrees to contest, at its sole cost and expense and using counsel reasonably acceptable to you, any requirement of Applicable Law; provided that the SPV receives (x) an opinion of counsel reasonably acceptable to it to the effect that there is a reasonable likelihood of success on the merits and (y) a reasonably detailed explanation of the reasons for such request for the SPV to contest such matters and provided, further, that the contest will not have a material adverse effect on the operation of the Project, and that such contest, or noncompliance during such contest, does not violate the standards set forth in the proviso to the second sentence in this Section 9.10.

      Section 9.11 Purchase of Notes. Neither the SPV nor any of its Affiliates shall acquire or hold, directly or indirectly, any Note (or any interest therein), whether by purchase, participating interest, pledge or otherwise.

      Section 9.12 Further Assurances. The SPV shall at its sole cost and expense cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents, assurances and information (financial or otherwise) relating to the Site, the Project, the Black River Common Facilities or the Transaction Documents or the rights of the other parties thereto as such other Persons may, from time to time, reasonably request in order to carry out more effectively the intent and purposes of this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby. The SPV shall cause the financing statements (and continuation statements with respect thereto), termination statements and the documents enumerated and described in Part 4.18 of
Annex 3 hereto, and all other documents necessary in that connection, to be recorded or filed at such places and times, and in such
                                      -34-
manner, and shall take, or shall cause to be taken, all such other action as may from time to time be necessary or reasonably requested by you in order to (i) establish, preserve, protect and perfect the SPV's right, title and interest in and to the Project, and (ii) establish, preserve, protect and perfect the Lien and security interest of the Collateral Agent in and to the Collateral.

      Section 9.13 Disposition of Assets. The SPV shall not convey, sell, lease, sublease or otherwise dispose of, in one transaction or a series of transactions (or agree in writing to do any of the foregoing at any future time) any of its Property or any part thereof, including, without limitation, the OPCO Agreement, other than sales of processed lime in the ordinary course of business and distributions to Lime of amounts paid to the SPV pursuant to Section 2.2(b)(ii)(F) of the Deposit and Disbursement Agreement.

      Section 9.14 Change in Name. The SPV shall not change its name or adopt an assumed, business or trade name without providing at least thirty
(30) days prior written notice to each Holder and to the Collateral Agent.

      Section 9.15 Nature of Business. The SPV shall not (i) engage in any business other than the ownership, operation and maintenance of the Project as contemplated by the Transaction Documents, or (ii) directly or indirectly become a shareholder in any corporation or acquire or become a party to any other commercial enterprise or venture.

      Section 9.16 Debt; Bank Account. The SPV shall not directly or indirectly create, incur, assume, issue or otherwise become liable, directly or indirectly, with respect to any Debt other than pursuant to, or as contemplated by, the Transaction Documents. The SPV shall maintain no bank accounts (or similar accounts) other than those maintained pursuant to the Deposit and Disbursement Agreement.

      Section 9.17 Filing of Reports. The SPV, at its own expense, shall prepare and, upon the request of any Holder, file, in timely fashion any reports with respect to the construction, start-up, maintenance, ownership, condition or operation of the Project that shall be required to be filed with any Governmental Authority by the Project Contracts, by Applicable Law or in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents.

      Section 9.18 Transactions with Affiliates. The SPV shall not engage in any transaction with any Affiliate, except (a) transactions with Affiliates as expressly contemplated by and in accordance with the Transaction Documents and (b) with respect to transactions other than those referenced in clause (a), only (i) in the ordinary course of business and pursuant to the good faith reasonable requirements of the SPV's and such Affiliate's business and (ii) upon fair and reasonable terms which are not less favorable to it than would be available in a comparable transaction with an unrelated Person.

      Section 9.19 Loans; Investments. The SPV shall not make any loans, advances or extensions of credit to any of its Partners, employees, agents or contractors, or make any investment in any Person or Property except as contemplated by the Transaction Documents.

      Section 9.20 Additional Agreements. If at any time the SPV shall enter into any new Project Contract or other material contract or agreement for the supply of essential goods and
                                      -35-
services or obtain any additional Governmental Approval, the SPV shall promptly execute and deliver an assignment in form and substance reasonably satisfactory to you, assigning to the Collateral Agent all right, title and interest of the SPV in, to and under such Project Contract or material contract or agreement or Governmental Approval which Project Contract, material contract, agreement or Governmental Approval shall become part of the Collateral; provided, however, that the SPV shall have no obligation to assign any Governmental Approval the assignment or encumbrance of which is prohibited by Applicable Law.

      Section 9.21      Payment of Project Revenues.   The SPV shall (i)
instruct all Persons obligated to it for the payment of money to pay all such sums directly to the Disbursement Agent and (ii) pay over to the Disbursement Agent promptly upon receipt all the Project Revenues in the form received (together with any required endorsements), all such funds to be held and disbursed by the Disbursement Agent in accordance with the Deposit and Disbursement Agreement.

      Section 9.22 Performance and Enforcement of Agreements. The SPV shall at all times, unless the Holders otherwise consent in writing, perform and observe all of its covenants under each of the Project Contracts, diligently enforce all of its rights and obligations thereunder, and maintain each Project Contract in full force and effect, and (except to the extent expressly permitted herein or in any other Transaction Document) shall not amend, modify, supplement, terminate or waive any provision of, any Project Contract, or consent to any such amendment, modification, supplement, termination or waiver, without the prior written consent of the Holders.

      Section 9.23 Liens. The SPV shall not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to the Site, Project, the Black River Common Facilities, the Ground Lease, the Collateral, the Assigned Documents, the SPV's title thereto or interest therein, or on or with respect to any title or interest of the SPV therein or in any other asset of the SPV, except Permitted Liens; and the SPV, at its own risk and expense, shall promptly take such action as may be necessary duly to discharge any such Lien. The SPV shall take or cause to be taken all action necessary to maintain and preserve the Lien of the SPV Security Agreement and the Project Mortgage.

      Section 9.24 Reports of Liens. The SPV shall promptly, and in no event later than five (5) Business Days after it shall have obtained knowledge of the attachment of any Lien other than a Permitted Lien, notify the Collateral Agent in writing of the attachment of such Lien and of the full particulars thereof unless the same shall have been theretofore discharged or removed.

      Section 9.25 Most Favored Nation. The SPV shall not, without the consent of the Holders, take any action which would require it to adjust the purchase price to OPCO under the OPCO Agreement in accordance with
Article XXII of the OPCO Agreement.
                                      -36-

SECTION 10  INFORMATION AS TO THE COMPANIES.

      Section 10.1      Financial and Business Information.

      The SPV shall deliver to Holder, the Collateral Agent and the Disbursement Agent:

            (a) Fiscal Quarter Statements of the SPV -- as soon as practicable after the end of each of the first three fiscal quarters of each fiscal year, and in any event within forty-five (45) days thereafter,

                  (i) an unaudited balance sheet of the SPV as at the end of such fiscal quarter, and

                  (ii) statements of operations, retained earnings and cash flows of the SPV, for such fiscal quarter and the portion of the fiscal year through such fiscal quarter,

      all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and setting forth in each case, in comparative form, (A) the figures for the corresponding period in the previous fiscal year and (B) the corresponding figures set forth in the Projections, and certified as complete and correct, subject to changes resulting from year-end adjustments, by a Senior Financial Officer of the SPV, and accompanied by the certificate required by Section 10.2 hereof;

            (b)   Annual Statements of the SPV   -- as soon as practicable
      after the end of each fiscal year of the SPV, and in any event within ninety (90) days thereafter,

                  (i) a balance sheet of the SPV, as at the end of such fiscal year, and

                  (ii) statements of operations, retained earnings and cash flows of the SPV, for such fiscal year,

      all in reasonable detail, prepared in accordance with GAAP applicable to annual financial statements generally, and setting forth, in comparative form, (A) the corresponding figures for the previous fiscal year and (B) the corresponding figures set forth in the Projections, and accompanied by a report thereon by an accounting firm of recognized national standing, which report shall, without qualification (including, without limitation, qualifications related to the scope of the audit or the ability of the SPV to continue as a going concern), state that such financial statements present fairly, in all material respects, the financial position of the SPV and its results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such report in the circumstances;

            (c) Fiscal Quarter Project Statements -- as soon as practicable, but in any event within 45 days after the end of each of the first three fiscal quarters of the SPV, in each fiscal year, the SPV shall prepare or cause to be prepared financial statements and
                                      -37-
      cash flow statements for each of the Project and the Black River Facility, setting forth in each case in comparative form (i) the corresponding figures for corresponding periods in the preceding fiscal year and (ii) the corresponding figures in the Projections;

            (d) Fiscal Year Project Statements -- as soon as practicable, but in any event within 90 days after the end of each fiscal year of the SPV, the SPV shall prepare or cause to be prepared financial statements and cash flow statements for each of the Project and the Black River Facility, setting forth in each case in comparative form
      (i) the corresponding figures for the preceding fiscal year and (ii) the corresponding figures in the Projections;

            (e) Federal Income Tax Returns -- promptly upon filing, copies of each federal income tax return of the SPV;

            (f) Lime Sales -- as soon as practicable, but in any event within 45 days after the end of each fiscal quarter, a written statement indicating (i) the amount of lime sold (expressed in tons) to OPCO and each other Person during such fiscal quarter, (ii) the rate or rates at which such lime was sold and (iii) the amount, if any, refunded or required to be refunded to OPCO with respect to such fiscal quarter in accordance with the OPCO Agreement, accompanied by a certificate of a Senior Financial Officer of the SPV attesting to the accuracy thereof;

            (g) Notice of Default or Event of Default -- promptly upon any Senior Financial Officer of the SPV obtaining knowledge of any condition or event which constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action the SPV is taking or proposes to take with respect thereto;

            (h) Accountants' Reports -- promptly upon receipt, a copy of each material report or letter delivered to the SPV by its independent public accountants in connection with any annual, quarterly or special audit of its financial statements or its financial condition;

            (i) Change of Accountants -- as soon as practicable, but in any event within forty-five (45) days thereof, a statement indicating any change in the SPV's regularly retained firm of independent certified public accountants, and the reason for such change;

            (j) Material Adverse Change -- promptly upon becoming aware thereof, written notice of any material adverse change in the business, operations, prospects, profits, Properties or condition (financial or otherwise) of the SPV, the Project, the Black River Facility or Lime, or any material default, breach, event of default or material claim under any Transaction Documents or any other material contractual obligation relating to the Project;

            (k) Project Notices -- promptly upon the receipt or sending thereof, each material notice, demand, report or other communication (other than those, such as invoices, which are delivered in the ordinary course of business or otherwise required to
                                      -38-
      be delivered pursuant to the Transaction Documents, but including, without limitation, all change orders) delivered or received by it pursuant to any Project Contract or otherwise in respect of the Project (together with copies of the same);

            (l) Actions, Proceedings -- promptly after the filing of any complaint with, or the initiation of any proceeding by, any Person relating to any party to the Transaction Documents (to the extent based on such Person's participation in the Project or the transactions contemplated by the Transaction Documents), the Site, the Project, the Black River Common Facilities, any of the Transaction Documents or any of the transactions contemplated by any of the Transaction Documents, a written notice thereof and in each case with a copy of all pleadings and a written statement setting forth the details of the action (if any) it is taking or proposes to take with respect to such proceedings;

            (m) Certain Environmental Matters -- immediately upon becoming aware thereof, written notice of, and a description of (i) (A) any condition or occurrence at, on, or arising from the Site, the Project or the Black River Common Facilities that results in any material noncompliance with any Environmental Law, or (B) any pending or threatened Environmental Claim by any Person against Lime, the SPV, or any other party to the Transaction Documents (to the extent based on such Person's participation in the Project or the transactions contemplated by the Transaction Documents), the Site, the Project or the Black River Common Facilities and (ii) all written communications with any Governmental Authority relating to an alleged violation of any Environmental Laws and all written communications with any Person relating to Environmental Claims, together with copies of any written communications or material relating to the same. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, incident, or occurrence and the SPV's response thereto. It shall also promptly provide such detailed reports of any Environmental Claims as may reasonably be requested by any such party;

            (n) ERISA -- promptly upon becoming aware thereof, written notice of the occurrence of any Reportable Event as defined in ERISA and of any additional act or condition arising in connection with any Pension Plan which could reasonably constitute grounds for the termination thereof by the PBGC or for the appointment by the appropriate United States district court of a trustee to administer any such Pension Plan;

            (o) Notice of Change in Governmental Approval -- promptly upon becoming aware thereof, written notice of any change or proposed change in, or any notice or claim of violation of, Applicable Law, or any Governmental Approval which has (or could reasonably be expected to have) a material adverse effect on its business, operations, prospects, profits, Properties, or condition (financial or otherwise) or its ability to perform its obligations under any Transaction Documents, or the installation, construction, testing, bringing into commercial operation, conveyance, ownership, leasing, use, possession, occupancy, operation, maintenance or financing of the Site, the Project or the Black River Common Facilities or on the perfection or priority of any of the Liens created pursuant to the Transaction Documents;
                                      -39-
            (p) Financial Reports of the Corporation -- promptly after the filing thereof with the SEC, a copy of each annual report on Form 10-K, quarterly report on Form 10-Q and proxy statement of the Corporation; and

            (q) Requested Information -- with reasonable promptness, such other data and information with respect to the SPV, the Project or Lime as from time to time may be requested by any Holder.

      Section 10.2 Officers' Certificates. Within 45 days after the end of each of its first three fiscal quarters (but in no event sooner than the delivery of the financial statements required for such fiscal quarter by
Section 10.1(a)) and within 90 days after the end of each fiscal year (but in no event sooner than the delivery of the audited financial statements required for such fiscal year by Section 10.1(b)), the SPV shall deliver to each Holder a certificate of a Senior Financial Officer of the SPV, setting forth:

            (a) Event of Default -- a statement that the signers have reviewed the relevant terms hereof and have made, or caused to be made, under their supervision, a review of the transactions and conditions of the SPV from the beginning of the accounting period covered by the financial statements being delivered therewith to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the SPV shall have taken or shall propose to take with respect thereto; and

            (b) Financial Statements -- a statement that the signers have reviewed the relevant financial statements and that such financial statements have been prepared in conformity with GAAP and, in conjunction with the notes thereto, give a true and fair view of the financial condition of the SPV as at the end of such period and of the results of their operations during such period.

      Section 10.3      Accountants' Certificates.    Each set of annual
financial statements delivered pursuant to Section 10.1(b) shall be accompanied by a certificate of the accountants who report on such financial statements, stating that they have reviewed this Agreement and stating further, whether, in making their audit, such accountants have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if such accountants are aware that any such condition or event then exists, specifying the nature and period of existence thereof.

      Section 10.4 Annual Independent Engineer's Report. Promptly upon the same becoming available, the SPV shall deliver to each Holder a report of the Independent Engineer (which the SPV covenants to obtain at its own cost and expense), dated a date not later than 90 days following the end of each fiscal year of the SPV, stating that (a) the Independent Engineer has read the provisions of the Transaction Documents relating to the operation, maintenance, repair and improvement of the Project, and (b) on the basis of an annual inspection of the Project, the maintenance and repair logs and records with respect thereto and the Site, the Project and the Black River Common Facilities completed within 30 days of the date of such report, no knowledge was obtained by the Independent Engineer of any event or circumstance
                                      -40-
which constitutes a material failure to adhere to such provisions or, if such knowledge was obtained, specifying the nature of any such event or circumstance and any proposed remedial action.

      Section 10.5 Annual Opinion of Counsel. The SPV shall, at its sole cost and expense, within 90 days of the end of each fiscal year, furnish to the Collateral Agent an opinion of counsel to the SPV (which counsel shall be reasonably satisfactory to the Holders) identifying all filings, recordings, refilings and rerecordings (including the filing of UCC continuation statements), if any, necessary or advisable (as of the date of such opinion or at any date in the twelve-month period following such date) to establish, reestablish, perfect, preserve, protect and continue the Liens of the Collateral Agent in and to the Collateral.

      Section 10.6 Inspection. Upon not less than three(3) Business Days' notice to the SPV, you, your authorized representatives and the Independent Engineer shall have the right, subject to the SPV's reasonable safety and security procedures, during normal business hours: (i) to inspect the Project and the Site at such Person's sole cost and expense;
and (ii) to inspect the operating logs, books and records of the SPV relating to the Project, and to make copies thereof and extracts therefrom (other than copies of and extracts from proprietary data and information), and to discuss the SPV's affairs, finances and accounts with its executive officers and the SPV's independent public accountants (and, by this provision, the SPV authorizes and directs the SPV's accountants to discuss such matters with any such Person), all at such reasonable times and as often as may be reasonably required; provided, however, that if a Default or Event of Default shall have occurred and be continuing, the SPV shall be responsible for the cost and expense incurred in respect of any such inspection made by any such Person pursuant to this Section 10.6. Neither the Collateral Agent nor you shall have any duty whatsoever to make any inspection or inquiry referred to in this Section 10.6 and shall not incur any liability or obligation by reason of not making such inspection or inquiry. You shall keep confidential any information with respect of the SPV or the Project which the SPV indicates in writing at the time such information is supplied is to be treated confidentially in compliance with
Section 17.5 of this Agreement.

SECTION 11  CASUALTY; CONDEMNATION.

      Section 11.1 Notice of Damage or Loss. If any part or portion of the Site, the Project or the Black River Common Facilities suffers any Loss Event, the SPV shall promptly, and in any case within 5 Business Days after such event, so notify the Holders, the Independent Engineer and the Collateral Agent.

      Section 11.2 Repair. Upon the occurrence of any Loss Event (other than a Total Loss), the SPV shall cause the affected Property to be repaired or replaced to the condition required by Section 9.6 as soon as practicable but in any event within 180 days from the date of the occurrence of such Loss Event; provided, however, that if, within such 180-day period the SPV shall have commenced the repair or replacement of such Property and shall be diligently pursuing such repair or replacement, but is unable to complete the same within such 180-day period (in which case the SPV shall so notify the Holders and the Collateral Agent), then the time for repair or replacement shall be extended for such longer period as shall be determined by the Independent Engineer to be necessary to complete such repair or replacement, provided further that if the SPV shall fail to repair or replace the Project within such period (including any
                                      -41-
extension thereof as provided above), such failure shall be deemed an Event of Default hereunder.

      Section 11.3 Application of Payments on Total Loss. Payments received by the Collateral Agent or the SPV from any Governmental
Authority, insurer or other Person in respect of a Total Loss shall be paid to the Disbursement Agent for deposit into the Windup Account.

      Section 11.4 Application of Payments Relating to a Partial Loss. Payments received by the Collateral Agent or by the SPV from any Governmental Authority, insurer or other Person with respect to any Partial Loss, shall be paid to the Disbursement Agent for deposit into the Casualty Account.

SECTION 12  INSURANCE.

      Section 12.1      Insurance by the SPV.

            (a) The SPV shall procure at its own expense and maintain in full force and effect at all times on and after the Initial Funding Date and continuing throughout the term of this Agreement with responsible insurance companies authorized to do business in the Commonwealth of Kentucky with a Best Insurance Reports rating of "A-
      " or better and a financial size category of "IX" or higher (and other insurance companies acceptable to the Collateral Agent), with limits and coverage provisions sufficient to satisfy the requirements set forth in each of the Project Contracts, but in no event less than the limits and coverage provisions set forth below:

                  (i) Workers' Compensation Insurance. At all times that the SPV has employees, workers' compensation insurance as required by applicable state laws including employer's liability insurance with a $1,000,000 minimum limit per accident, the policies with respect to which shall include Longshoremen's and Harbor Workers' Compensation Act insurance.

                  (ii) General Liability Insurance. Liability insurance on an occurrence basis against claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide coverage for products-completed operations, blanket contractual, explosion, collapse and underground coverage, broad form property damage, personal injury insurance, and hostile fire liability with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage, provided that policy aggregates, if any, shall apply separately to claims occurring with respect to the Project. A maximum self-insured retention or deductible of $250,000 shall be allowed.

                  (iii) Automobile Liability Insurance.  Automobile liability insurance against claims for personal injury (including bodily injury and death) and property damage covering all owned, leased, non-owned and hired motor vehicles, including loading and unloading, with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage and containing appropriate no-fault insurance provisions wherever applicable.
            A maximum self-insured retention or deductible of $100,000 shall be allowed.
                                      -42-
                  (iv) Excess Insurance. Excess liability insurance on an occurrence basis covering claims in excess of the underlying insurance described in the foregoing subsections (i), (ii) and
            (iii), with a $19,000,000 minimum limit per occurrence, provided that aggregate limits of liability, if any, shall apply separately to claims occurring with respect to the Project. The amounts of insurance required in the foregoing subsections (i), (ii), (iii) and this subsection (iv) may be satisfied by the SPV purchasing coverage in the amounts specified or by any combination thereof, so long as the total amount of insurance procured meets the requirements specified above.

                  (v) Builder's Risk (Property) Insurance. A builder's risk or property insurance policy on an "all risk" basis, including coverage against damage or loss caused by earth movement (including but not limited to earthquake, landslide, subsidence and volcanic eruption) and flood. Such insurance shall be on a completed value form, with no periodic reporting requirements, insuring the Construction Costs and providing coverage for (a) insuring the buildings, structures, machinery, equipment (including electrical equipment), facilities, fixtures, supplies, fuel and other properties constituting a part of the Project, (b) off-site storage with sub-limits sufficient to insure the full replacement value of any property or equipment not stored at the Project, (c) removal of debris with a sub-limit not less than 10 percent of the Construction Costs, (d) increased cost of construction and loss to undamaged property as the result of enforcement of building laws or ordinances with a sub-limit not less than 20 percent of the Construction Costs, (e) extra expenses in an amount not less than $2,000,000 and (f) foundations and other property below the surface of the ground. Such property damage insurance policy may also provide coverage for property damage and business interruption resulting from damage or loss to the Project or the Black River Facility caused by earth movement (including, but not limited to, earthquake, landslide, subsidence and volcanic eruption) and flood. The deductible for all such insurance shall not exceed $500,000 for earth movement and flood coverage and $50,000 for all other coverage. The policy is to insure electrical transmission lines and equipment to the extent the SPV has an insurable interest. The ocean/air transit policy (which may be written separately) shall be on a "warehouse to warehouse" basis. The builder's risk or property coverage shall not contain an exclusion for freezing, mechanical breakdown, loss or damage covered under any guaranty or warranty, or resultant damage caused by faulty workmanship, design or materials. Coverage required by this clause (v) shall remain in effect until replaced by physical damage insurance as specified in Section 12.1(b)(i). The earth movement and flood coverages may be insured with a sub-limit not less than 80% of the "full insurable value" of the Project plus 80% of the Operating Expense amount required by
            Section 12.1(b)(ii) below, but in no case less than $50,000,000.

                  (vi) Delayed Opening Insurance. Delayed opening coverage in an amount equal to 12 months projected continuing expenses plus debt service of the SPV caused by damage or loss to any property required to be covered by clause (v) above. The policy providing such coverage shall have a deductible of not greater than 10 days or, in the case of flood, a deductible of not greater than
                                      -43-
            $500,000. Coverage shall remain in effect until replaced by business interruption insurance as specified in Section 12.1(b)(ii).

            As respects the foregoing clauses (v) and (vi), subrogation is waived in favor of the SPV, the Collateral Agent, any Holder and their respective officers, agents and employees. The policy(s) are to be endorsed to provide either an agreed amount clause or waiver of coinsurance and include as insured all contractors and the SPV.

            (b) After Substantial Completion. On or prior to the Substantial Completion Date, the SPV shall procure at its own expense and maintain in full force and effect, with responsible insurance companies authorized to do business in the Commonwealth of Kentucky with a Best Insurance Reports rating of "A-" or better and a financial size category of "IX" or higher (and other insurance companies acceptable to the Collateral Agent), with limits and coverage provisions sufficient to satisfy the requirements set forth in each of the Project Contracts, but in no event less than the limits and coverage provisions set forth below:

                  (i)   Physical Damage Insurance.  Property damage
            insurance on an "all risk" basis, including coverage against damage or loss caused by earth movement (including but not limited to earthquake, landslide, subsidence and volcanic eruption) and flood and providing coverage for (1) the Project in a minimum aggregate amount equal to the "full insurable value"
            of the Project, (2) transit, including ocean marine coverage if applicable, with sub-limits sufficient to insure the full replacement value of all property or equipment removed from the Project and insurance coverage while located off the
            Project, (3) electrical transmission lines along with related equipment including transformers, electric motors and electrical equipment, to the extent the SPV has an insurable interest, (4) foundations and other property below the surface of the ground, (5) soft costs defined as attorneys' fees, engineering and other consulting costs, and permit fees that may be incurred due to damage to the premises in a minimum amount of $1,000,000, and (6) extra expenses in an amount not less than $2,000,000. Such property damage insurance policy may also provide coverage for property damage and business interruption resulting from damage or loss to the Project and the Black River Facility caused by earth movement (including, but not limited to, earthquake, landslide, subsidence and volcanic eruption) and flood. For purposes of this Section 12(b)(i), "full insurable value" shall mean the full replacement value of the Project, including any improvements, equipment, fuel and supplies, without deduction for physical depreciation and/or obsolescence. For all such insurance the deductible shall not exceed $50,000, except for the earth movement and flood coverage which shall have a deductible not exceeding $500,000. Such insurance shall include an agreed amount clause or waiver of coinsurance and provide for increased cost of construction, debris removal, and loss to undamaged property as the result of enforcement of building laws or ordinances with sub-limits not less than 25% of the "full insurable value" of the Project. The earth movement and flood coverages may be insured with a sub-limit not less than 80% of the "full insurable value" of the Project plus 80% of the Operating
            Expense amount required by Section 12.1(b)(ii) below, but in no case
                                      -44-

            less than $50,000,000. The amount of physical damage and business interruption insurance with regard to impact damage to the docks located on the Easement Parcel shall be no less than $2,000,000.

                  (ii) Business Interruption Insurance. Business interruption insurance covering continuing normal operating expenses of the SPV including payroll and debt service ("Operating Expense") for a period of 12 months, arising from damage or loss insured by Section 12.1(b)(i) above. The policy providing such coverage shall have a maximum deductible of not greater than 10 days or, in the case of flood, a deductible not greater than $500,000. Such insurance shall also insure that portion of fixed expenses and debt service not earned arising from an insured loss or occurrence at the OPCO Gavin Power Station and the underground property at the Black River Facility for a period of four months. Such insurance shall include either an agreed amount clause or waiver of coinsurance.

                  (iii) Wharfingers Liability Insurance. Wharfingers liability insurance covering liability arising out of the damage to or destruction of barges and vessels owned by others and the removal of wrecks with a $5,000,000 minimum limit per occurrence.

            (c) Endorsements. All policies of liability, physical damage and business interruption insurance to be maintained by the SPV shall provide for waivers of subrogation in favor of the Collateral Agent and the Holders and their respective officers and employees (and such other Persons as may be required by the Project Contracts). All policies of liability insurance required to be maintained by the SPV under this Section 12.1 shall be endorsed as follows:

                  (i) To provide a severability of interest or cross liability clause;

                  (ii) That the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by the Collateral Agent or the Holders; and

                  (iii) To name the Collateral Agent and the Holders and
            their respective officers and employees (and such other Persons as may be required by the Project Contracts) as additional insureds.

            (d) Waiver of Subrogation. The SPV hereby waives any and every claim for recovery from the Holders for any and all loss or damage covered by any of the insurance policies to be maintained under this Agreement to the extent that such loss or damage is recovered under any such policy. Inasmuch as the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other Person), the SPV shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall cause each such insurance policy to be properly endorsed by the issuer thereof to, or to otherwise contain one or more provisions that, prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.
                                      -45-
      Section 12.2 Insurance By The Operator. The SPV shall cause the Operator to procure at its own expense and to maintain in full force and effect at all times that the Project is being operated, with responsible insurance companies authorized to do business in the Commonwealth of Kentucky with a Best Insurance Reports rating of "A-" or better and a financial size category of "IX" or higher (except for other companies acceptable to the Collateral Agent), with limits and coverage provisions sufficient to satisfy the requirements set forth in each of the Project Contracts, but in no event less than the limits and coverage provisions set forth below; however, the requirements of this Section 12.2 can also be satisfied by naming the Operator as an insured on the insurance policies procured by the SPV pursuant to the provisions of Section 12.1.

            (a) General Liability Insurance. Liability insurance on an occurrence basis against claims for personal injury (including bodily injury and death) and property damage. Such insurance shall provide coverage for products-completed operations, blanket contractual, explosion, collapse and underground coverage, broad form property damage, personal injury insurance, and hostile fire liability with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage, provided that policy aggregates, if any, shall apply separately to claims occurring with respect to the Project. A maximum self-insured retention or deductible of $250,000 shall be allowed.

            (b) Automobile Liability Insurance. Automobile liability insurance against claims for personal injury (including bodily injury and death) or property damage arising out of the use of all owned, leased, non-owned and hired motor vehicles, including loading and unloading, with a $1,000,000 minimum limit per occurrence for combined bodily injury and property damage and containing appropriate no-fault insurance provisions where applicable. A maximum self-insured retention or deductible of $100,000 shall be allowed.

            (c) Workers' Compensation Insurance. Workers' compensation insurance as required by applicable state laws, including employer's liability insurance for all employees of the Operator with a $1,000,000 minimum limit per accident, the policies with respect to which shall include Longshoremen's and Harborworkers' Compensation Act insurance.

            (d) Excess Insurance. Excess liability insurance on an occurrence basis covering claims in excess of the underlying insurance described in the foregoing subsections (a), (b) and (c), with a $19,000,000 minimum limit per occurrence, provided that aggregate limits of liability, if any, shall apply separately to claims occurring with respect to the Project.

      The amounts of insurance required in the foregoing subsections (a),
      (b), (c) and this subsection (d) may be satisfied by the Operator purchasing coverage in the amounts specified or by any combination thereof, so long as the total amount of insurance meets the requirements specified above.

            (e) Endorsements. All policies of liability insurance to be maintained by the Operator shall provide for waivers of subrogation in favor of the SPV, the Collateral Agent, the Holders and their respective officers and employees (and such other Persons as may be required by the Project Contracts). These policies shall also be endorsed as follows:
                                      -46-
                  (i) To provide a severability of interests or cross liability clause;

                  (ii) That the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by the SPV, the Collateral Agent or the Holders; and

                  (iii) To name the SPV, the Collateral Agent, the Holders
            and their respective officers and agents (and such other Persons as may be required by the Project Contracts) as additional insureds.

      Section 12.3 Amendment of Requirements. The Collateral Agent may at any time amend the requirements and approved insurance companies of this Section 12 due to (i) new information not known by the Collateral Agent on the Initial Funding Date or (ii) changed circumstances after the Initial Funding Date which in the reasonable judgment of the Collateral Agent either renders such coverage materially inadequate or materially reduces the financial ability of the approved insurance companies to pay claims.

      Section 12.4 Application of Proceeds. All insurance proceeds recovered by the Collateral Agent as aforesaid on account of a Loss Event shall be applied pursuant to Sections 11.3 and 11.4 of this Agreement. If the aggregate damage or loss to (i) the Black River Facility and (ii) the Project caused by an event of earth movement and/or flood is in excess of the collectible insurance available to the SPV, the proceeds of the property damage insurance paid out in respect of such event of earth movement and/or flood shall be allocated proportionately to the Owner (or its assigns) and to the SPV in the amounts which reflect the percentage of the total loss attributable to the Black River Facility and the Project, respectively. If the insurance policies providing coverage for earth movement and flood also insure facilities other than the Project and the Black River Facility, then the proceeds of the collectible property damage insurance paid out in the event of damage or loss due to earth movement or flood shall be allocated to the Project and the Black River Facility up to 100% of their loss or damage before any proceeds are allocated to the other insured facilities.

      Section 12.5      Conditions.

            (a) The SPV shall promptly notify the Collateral Agent of any loss covered by any insurance maintained pursuant to Section 12.1 or
      Section 12.2.

            (b) All policies of insurance required to be maintained pursuant to Sections 12.1(a)(v) and (vi), (b)(i) and (ii), shall provide that the proceeds of such policies shall be payable to the Collateral Agent pursuant to a standard first mortgage endorsement substantially equivalent to the lender loss payable endorsement 438BFU, without contribution; provided that if the proceeds thereof are less than $250,000, such proceeds shall be paid to the SPV. The Collateral Agent shall have the right to join the SPV in adjusting any loss in excess of $250,000. All policies (other than in respect to liability or workers' compensation insurance) shall insure the interests of the Holders regardless of any breach or violation by the SPV of warranties, declarations or conditions contained in such policies, any action or inaction of the SPV or others, or any foreclosure relating to the Project or any change in ownership of all or any portion of the Project. All policies, other than workers' compensation, shall waive any right of subrogation of the insurers as

                                      -47-
      against the SPV, the Holders or the Operator, and shall waive any right of the insurers to any set off or counterclaim or any other deduction (the foregoing may be accomplished by the use of the lender loss payable endorsement required above).

            (c) All policies of insurance required to be maintained pursuant to this Section 12 shall be endorsed so that if at any time should they be cancelled, or coverage be reduced which affects the interests of the Holders, such cancellation or reduction shall not be effective as to the Holders for 60 days, except for non-payment of premium which shall be for 10 days, after receipt by the Collateral Agent of written notice from such insurer of such cancellation or reduction.

      Section 12.6 Evidence of Insurance. On the Initial Funding Date and on an annual basis at least 10 days prior to each policy anniversary, the SPV shall furnish the Collateral Agent with approved certification of all required insurance. Such certification shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits and the policy term and shall specifically list the special provisions enumerated for such insurance required by this Section 12.
Upon request, the SPV will promptly furnish the Collateral Agent with copies of all insurance policies, binders and cover notes or other evidence of such insurance relating to the Project.

      Section 12.7 Insurance Report. Concurrently with the furnishing of the certification referred to in Section 12.6 and at least 10 days prior to the expiration of any insurance policy required of the SPV, the SPV shall furnish the Collateral Agent with a certificate signed by a Responsible Officer of the SPV and by a Responsible Officer of the Insurance
Consultant stating that in the opinion of such Responsible Officer, the insurance then carried or to be renewed is in accordance with the each terms of this Section 12.

      Section 12.8 Failure to Maintain Insurance. In the event the SPV fails, or fails to cause the Operator, to take out or maintain the full insurance coverage required by this Section 12, the Collateral Agent, upon 30 days' prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to the SPV of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced in respect thereof by the Collateral Agent shall become an additional obligation of the SPV to the Collateral Agent, and the SPV shall forthwith pay such amounts to the Collateral Agent, together with interest thereon at the Late Payment Rate from the date so advanced.

      Section 12.9 No Duty of the Collateral Agent to Verify. No provision of this Section 12 or any other provision of this Agreement shall impose on the Collateral Agent any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the SPV, nor shall the Collateral Agent be responsible for any representations or warranties made by or on behalf of the SPV to any insurance company or underwriter.

      Section 12.10 Maintenance of Insurance. The SPV shall at all times maintain the insurance coverage required under the terms of the Project Contracts.
                                      -48-
      Section 12.11 Insurance after the Initial Funding Date. The SPV shall procure not later than 20 days following the Initial Funding Date the following required insurance coverages:

            (a) $25,000,000 excess of $25,000,000 of physical damage and business interruption coverage due to earth movement coverage as required by Sections 12.1(a)(v), (a)(vi), (b)(i) and (b)(ii); and

            (b) $18,000,000 excess of $32,000,000 of physical damage and business interruption coverage due to flood as required by Sections 12.1(a)(v), (a)(vi), (b)(i) and (b)(ii).

SECTION 13  EVENTS OF DEFAULTS--REMEDIES.

      Section 13.1      Nature of Events.

      An "Event of Default" shall exist if any of the following occurs and is continuing:

            (a) Principal, Interest or Make-Whole Amount Payments -- the SPV shall fail to make or cause to be made any payment of principal of, or Make-Whole Amount, if any, on, any Note on or before the date such payment is due or any payment of interest on any Notes on or before five (5) Business Days after the date such payment becomes due;

            (b) Construction Covenant Defaults -- prior to the Final Completion Date the SPV shall fail to comply with any of the provisions of Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.7 or 7.9 hereof;

            (c)   Other Covenant Defaults -- if at any time the SPV shall fail
      (i) to comply with any of the provisions of Sections 9.1, 9.4(b), 9.11, 9.13, 9.14, 9.15, 9.16, 9.18, 9.19, 9.21, 9.22, 9.23, 9.24 or 9.25 hereof,
      Section 10.1(g) or Section 12 hereof or (ii) to comply with any other provision of this Agreement or any other Transaction Document and such failure shall continue for more than thirty (30) days; or, if at any time Lime, as Owner under the MCFA, (i) shall fail to make any Capacity Payment or Tolling Payment within 5 Business Days after the date any such payment is due, (ii) shall default in the performance of any of its obligations under Article 2 of the MCFA and such default shall remain uncured for 10 days thereafter or (iii) shall violate
      Section 2.8 of the MCFA;

            (d) Warranties or Representations -- any warranty or representation made by or on behalf of the SPV contained in this Agreement, in any other Transaction Document, or in any certificate furnished in compliance with or in reference to any of the foregoing, or any warranty or representation made by Lime in any Transaction Document shall have been false or misleading in any material respect when made;
                                      -49-
            (e)   Project Contracts --

                  (i) any party to a Project Contract shall fail to comply with any provision thereof, and such failure shall continue for more than thirty (30) days after such failure shall first become known to any such party (whether or not such failure constitutes a default under such Project Contract at the time it first became known to such Party); or a default or event of default (as therein defined) shall have occurred and be continuing under any Project Contract and all applicable cure periods related thereto shall have expired,

                  (ii) any material obligation of any party to any Project Contract shall be unenforceable, or any party thereto shall claim that any such obligation is unenforceable or shall refuse to perform voluntarily any such obligation, or

                  (iii) any Project Contract shall be terminated for any
            reason, or any party thereto shall claim that any such Project Contract is terminated, other than in accordance with its terms upon full performance of all obligations therein by the parties thereto, in each case where the effect of such occurrence could reasonably be expected to have a material adverse effect upon the Project;

            (f) Cessation of Construction -- prior to completion of the Project, work on construction of the Project shall cease for a period of thirty (30) consecutive days or more;

            (g) Loss, Theft, Destruction -- any loss, theft, damage or destruction of a material portion of the tangible Collateral which is not covered by insurance;

            (h) Governmental Approvals -- (i) any material Governmental Approval shall be lost, terminated, revoked or otherwise not be in effect, or shall suffer a materially adverse amendment, or (ii) any proceeding or other action shall be commenced by any Person seeking any termination, revocation, forfeiture or adverse amendment of any Governmental Approval;

            (i) Undischarged Final Judgments -- final judgment or judgments for the payment of money aggregating in excess of Two Million Dollars ($2,000,000) is or are outstanding against the SPV or the Project and any one of such judgments shall have been outstanding for more than thirty (30) days from the date of its entry and shall not have been discharged in full;

            (j) Unenforceability of Liens -- any Lien granted to the Collateral Agent pursuant to any of the Transaction Documents shall become invalid, void, unenforceable or unperfected or shall cease to have the priority it enjoyed on the Initial Funding Date (subject to any inchoate liens for taxes not yet due and payable), or any Person shall have commenced any proceeding or taken other action to render any such Lien invalid, or to avoid any such Lien or to render any such Lien unenforceable or unperfected or to challenge the priority of such Lien;
                                      -50-
            (k) OPCO Agreement -- (i) the OPCO Agreement (or any material portion thereof) shall be or become invalid, unenforceable or ineffective in any material respect, or OPCO shall disaffirm, repudiate or terminate in whole or in any material part its obligations under the OPCO Agreement; or (ii) OPCO shall have given notice of an OPCO Agreement default to the Collateral Agent pursuant to Section
      4(a) of the OPCO Consent;

            (l) SPV Security Agreement -- an "Event of Default" shall occur under or within the meaning of the SPV Security Agreement;

            (m) Project Mortgage -- an "Event of Default" shall occur under or within the meaning of the Project Mortgage;

            (n) Lime Agreements -- an "Event of Default" shall occur under or within the meaning of the Lime Security Agreement or the Lime Pledge Agreement;

            (o) Partner Security Agreement -- an "Event of Default" shall occur under or within the meaning of the Partner Security Agreement;

            (p) Ground Lease -- the Ground Lease (or any material portion thereof) shall be or become invalid, unenforceable or ineffective in any material respect or Lime shall disaffirm, repudiate or terminate in any material respect its obligations under the Ground Lease;

            (q) Insolvency, Bankruptcy Proceedings -- the SPV shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Applicable Law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or the appointment of or taking of possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they became due within the meaning of the Bankruptcy Code or shall admit in writing its failure to pay its debts as they become due or shall take any action to authorize any of the foregoing; or any involuntary case or other proceeding shall be commenced against the SPV seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Applicable Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official or agency of it or any substantial part of its property, and such involuntary case or other proceeding shall remain uncontested for a period of 90 days or undismissed for a period of 90 days;

            (r)   Dravo-Related Default -- a Dravo-Related Event of Default;

            (s) Black River Facility -- Lime shall have abandoned the Black River Facility (not including a sale thereof to an Acceptable Transferee in accordance with Section 1.10(b) or Section 5.6(c) of the
      MCFA), or the SPV shall have abandoned the Project, in each case, for a period of 120 days;
                                      -51-
            (t) Black River Common Facility -- an event or condition (unless due to Uncontrollable Forces) affecting the Black River
      Common Facilities shall occur which shall have, or could reasonably be expected to have, a material adverse effect on the operation of the Project, and either (i) the operator of the Black River Processing Complex shall not have commenced remedial action, within 60 days after the occurrence of such event or condition, designed to cure such event or condition in such manner as shall be necessary to cause such adverse effect to cease to be material (or to cause such expectation to cease to be reasonable) or (ii) such remedial action shall not have been completed within 90 days after the occurrence of such event or condition, if reasonably susceptible to cure within such period, or, if not reasonably susceptible to cure within such period, such operator shall not be diligently pursuing the steps necessary to effect such cure; or

            (u) Change of Control -- The Partners shall fail for any reason to own one hundred percent (100%) of the general and limited partnership interests in the SPV or Lime shall fail to own one hundred percent (100%) of the capital stock of the SPV Limited Partner, and one hundred percent (100%) of the Class A Common Stock of SPV General Partner.

      Section 13.2      Acceleration of Notes.

            (a)   Acceleration.

                  (i)   If an Event of Default specified in clause (q) of
            Section 13.1 shall exist, all of the Notes shall automatically become immediately due and payable together with interest accrued thereon and, to the extent permitted by law, the Make-Whole Amount at such time with respect to the principal amount of such Notes, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived;

                  (ii) If an Event of Default (other than that specified in clause (q) of Section 13.1) shall exist, the Required Holders then outstanding may declare the entire principal of, all interest accrued and Make-Whole Amount, if any, on, and all other amounts due in respect of, all the Notes then outstanding to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the SPV, and the SPV will forthwith pay to the Holders the entire principal of, all interest accrued on, and all other amounts due in respect of, such Notes and, to the extent permitted by law, the Make-Whole Amount, if any, at such time with respect to such principal amount of Notes.

            (b) Valuable Rights. The SPV acknowledges and agrees that the right of each Holder to maintain its investment in the Notes free from repayment by the SPV (except as herein specifically provided for) is a valuable right, and that the provision for payment of a Make-Whole Amount by the SPV under certain circumstances if the
      Notes are paid or prepaid, or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
                                      -52-
            (c) Expenses. If the SPV shall fail to pay when due any principal of, or Make-Whole Amount or interest on, any Note, or shall fail to comply with any other provision of this Agreement or any of the other Financing Documents, the SPV shall pay to either or both of the Collateral Agent or the Holders, to the extent permitted by law, such further amounts as shall be sufficient to cover the costs and expenses, including, but not limited to, reasonable attorneys' fees, incurred by the Collateral Agent and such Holders in collecting any sums due on the Notes or such obligations or in otherwise assessing, analyzing, evaluating, protecting, asserting, defending or enforcing any of the rights and remedies that are or may be available to the Collateral Agent or any such Holder.

      Section 13.3      Remedies.

      If an Event of Default exists, without limitation of any other rights and remedies which may be available to any Holder, the Required Holders may, in accordance with the Collateral Agency Agreement, cause the Collateral Agent to exercise any and all remedies available to it under the SPV Security Agreement, the Project Mortgage or any of the other Transaction Documents. Each Holder may take all steps necessary or advisable to protect and enforce its rights hereunder, whether by action, suit or proceeding at law or in equity, for the specific performance of any covenant, condition or agreement contained herein, or in aid of the execution of any power herein granted, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as such Holder shall deem necessary or advisable.

      No right or remedy hereunder shall be exclusive of any other right, power or remedy, but shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing by law or in equity and the exercise by a party hereto of any one or more of such rights, power or remedies shall not preclude the simultaneous exercise of any or all of such other rights, powers or remedies. Any failure to insist upon the strict performance of any provision hereof or to exercise any option, right, power or remedy contained herein shall not constitute a waiver or relinquishment thereof for the future.

SECTION 14  INTERPRETATION OF THIS AGREEMENT

      Section 14.1      Terms Defined.

      As used in this Agreement, the capitalized terms shall have the respective meanings set forth in Annex A to this Agreement and the rules of usage set forth in said Annex A shall apply hereto.

      Section 14.2 Directly or Indirectly. Where any provision in this Agreement or the other Financing Documents prohibits a Person from taking any action, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

      Section 14.3      Governing Law; Consent to Jurisdiction.

            (a)   General.  THIS AGREEMENT SHALL BE CONSTRUED AND
      ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE
      OF NEW YORK, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE-OF-LAW AND CONFLICTS-OF-LAW RULES.
                                      -53-
            (b) Consent to Jurisdiction. ANY SUIT, ACTION OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, RELATING IN ANY WAY TO THIS AGREEMENT
      OR THE NOTES MAY BE BROUGHT AND ENFORCED IN THE COURTS OF THE
      STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN
      DISTRICT OF NEW YORK; AND THE SPV IRREVOCABLY CONSENTS AND SUBMITS
      TO THE JURISDICTION OF EACH SUCH COURT IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING. THE SPV FURTHER IRREVOCABLY CONSENTS TO
      THE SERVICE OF PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY
      THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE SPV AT ITS
      ADDRESS SET FORTH BELOW.  THE FOREGOING SHALL NOT LIMIT THE RIGHT
      TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW
      OR TO BRING ANY ACTION OR PROCEEDING, OR TO OBTAIN EXECUTION OF ANY JUDGMENT, IN ANY OTHER JURISDICTION. THE SPV HEREBY IRREVOCABLY WAIVES ANY OPTION OR OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE
      TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING ARISING
      UNDER OR RELATING TO THIS AGREEMENT OR THE NOTES IN ANY COURT
      LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT A COURT LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK IS NOT A CONVENIENT FORUM
      FOR ANY SUCH ACTION OR PROCEEDING.

      Section 14.4 Independent Construction. Each covenant contained herein shall be construed (absent an express contrary provision herein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with one or more other covenants.

      Section 14.5      Certain Disclaimers by the Purchaser.

            (a) This Agreement is made for the sole benefit of the SPV and you (and your successors and permitted assigns), and no other Person shall have any benefits, rights or remedies under or by virtue of this Agreement. You shall not be liable (i) to any contractors, subcontractors or any Persons providing labor or services or supplying materials in respect of the Project or (ii) for or in respect of any claims, debts or demands of any such contractors, subcontractors or other Persons accruing against the SPV or Lime. Neither the SPV nor Lime shall be deemed to be your agent for any purpose. You shall not be deemed to be a partner or joint venturer with or fiduciary of the SPV or Lime as a consequence of this Agreement and the other Transaction Documents. You shall not be deemed to be in privity of contract with any of the contractors providing labor, services or materials to the Project. This Agreement shall not be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement.

            (b) You shall not have any liability, obligation or responsibility whatsoever with respect to the construction of the Project. Any inspections of construction of the Project to be made pursuant to this Agreement are for the purpose of administering the disbursement of the Note proceeds or determining the compliance with the covenants and agreements contained herein; neither the SPV nor Lime shall be entitled to rely upon the same with respect to the quality, adequacy or suitability of the materials or
                                      -54-
      workmanship, conformity with the Plans and Specifications, state of completion or otherwise. Lime, pursuant to the terms of the Construction Management Agreement, shall be bound to make its own inspections and determinations, on behalf of itself and the SPV, as to the conformity of the construction of the Project with the Plans and Specifications, and shall notify you promptly upon discovering any non-conformance.

            (c) By accepting or approving anything required to be done, observed or performed pursuant to this Agreement or any other Transaction Document, including any certificate or other submission required pursuant hereto, you shall not be deemed to have warranted or represented to any party as to the sufficiency, effectiveness or legality of the same.

            (d) You do not assume any duty to the SPV or Lime to select, review, supervise, evaluate or inform as to the performance of any Person in respect of the Project. You do not owe any duty of care to protect the SPV or Lime in respect of negligent, faulty, inadequate or defective building or construction.

SECTION 15  PAYMENT OF EXPENSES.

      Section 15.1 Transaction Expenses. The SPV shall pay all of your out-of-pocket expenses, disbursements and costs, incurred in connection with the negotiation, preparation, execution and delivery of the Transaction Documents and the consummation of the transactions provided for therein, including, without limitation those set out in clauses (a) through (f) below ("Transaction Expenses"):

            (a) the fees and disbursements of Hebb & Gitlin, your special counsel, Wyatt, Tarrant & Combs, your special local counsel, and Richards, Layton & Finger, counsel to the Collateral Agent and the Disbursement Agent;

            (b) the fees and expenses of the Collateral Agent and the Disbursement Agent;

            (c)   the fees and expenses of the Environmental Consultant;

            (d)   the fees and expenses of the Insurance Consultant;

            (e)   the fees and expenses of the Independent Engineer; and

            (f) all recording fees and filing fees charges and expenses and the fees and premiums in respect of title insurance.

Such payments shall be made on the Initial Funding Date and on the Conversion Date.

      Section 15.2      Continuing Expense Obligations.

      (a) In the event that the transactions contemplated to occur on the Initial Funding Date or the Conversion Date shall fail to occur, the SPV will, or will cause Lime to, pay all Transaction Expenses; provided, however, that if such failure is a result of a breach by any you hereunder you shall be responsible for your own fees, expenses and disbursements.
                                      -55-
      (b) The SPV will pay, in addition to all payments due with respect to the Notes (and subject to receipt of reasonably detailed statements), (i) the reasonable ongoing fees, expenses, disbursements and costs (including legal fees and expenses) of or incurred by the Collateral Agent, the Disbursement Agent, the Insurance Consultant, the Environmental
Consultant, the Independent Engineer, the Title Company and the Holders incurred pursuant to or in connection with the Transaction Documents (including, without limitation, the fees and expenses of the Independent Engineer attributable to its annual review of the operations and maintenance of the Project), and (ii) all reasonable fees, expenses, disbursements and costs (including legal fees and expenses) incurred by the Collateral Agent, the Disbursement Agent, the Insurance Consultant, the Environmental Consultant, the Independent Engineer, the Title Company, and the Holders in connection with: (A) the entering into or giving or withholding of any amendment, modification, supplement, approved, waiver or consent with respect to any Transaction Document (or any agreement document or instrument related thereto or entered into in connection therewith), whether such amendment, modification, supplement, waiver or consent shall become effective or not, and all recording and filing fees, stamp taxes and other recording or filing taxes payable in connection with the recordation or filing of any such amendments, modifications, supplements, waivers and consents and in connection with any continuation statements or other documents filed to maintain and protect the rights of the parties under the Transaction Documents; (B) the exercise or evaluation by any such Person of any remedy under any Transaction Document, (C) its intervention or participation in, or institution of, any Federal or state regulatory proceeding before any state or Federal administrative or judicial tribunal, (1) at the request of the SPV, (2) at the direction of any Governmental Authority in connection with the transactions contemplated hereby or (3) when reasonably deemed by the Holders to be necessary, in each case so long as such proceeding shall arise from any of the transactions contemplated hereby; (D) any Loss Event; or (E) any instructions from or under or any interpretations required in connection with any of the Transaction Documents.

SECTION 16  REGISTRATION; SUBSTITUTION OF TERM NOTES.

      Section 16.1      Registration of Notes.

      The SPV shall maintain a register for the registration and transfer of the Notes at its chief executive office set forth in Section 4.35. The name and address of each Holder, the type of Note held, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in the register. The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the SPV shall not be affected by any notice or knowledge to the contrary.

      Section 16.2      Exchange of Notes.

      Upon surrender of any Note at the office of the SPV, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing, the SPV shall execute and deliver, at the SPV's expense (except as provided below), new Notes in exchange therefor, in such denominations as may be requested by the surrendering holder (but not less than Fifty Thousand Dollars ($50,000), except as may be necessary to reflect any principal amount not evenly divisible by Fifty Thousand Dollars ($50,000)), in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may
                                      -56-
request and shall be substantially in the form of the Note surrendered. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The SPV may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.

      Section 16.3      Replacement of Notes.

      Upon receipt by the SPV of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation) and

            (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is an Institutional Investor, such holder's own agreement of indemnity shall be deemed to be satisfactory), or

            (b) in the case of mutilation, upon surrender and cancellation thereof,

the SPV at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 17  MISCELLANEOUS.

      Section 17.1 Communications. All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof or any other Transaction Document shall be in writing and shall be given to any
Participant (i) in person or (ii) by means of telecopy or other wire transmission, confirmed by same day mailing by registered or certified mail, or same day dispatch by overnight courier, in each case to the telecopy number and address provided in Annex B or to such other address as any Participant shall from time to time designate in writing to the other parties hereto in accordance with said Annex B. Any such communication shall become effective as to any Participant upon of receipt thereof by such Participant.
                                      -57-
      Section 17.2 General Indemnification. The SPV agrees (regardless of whether (a) any of the transactions contemplated hereby are consummated, (b) such Indemnitee shall also be indemnified as to such Expense by any other Person (except to the extent the Indemnitee has received payment from such other Person) or (c) such Expense arises or accrues prior to the date of this Agreement), to defend, indemnify and make whole each Indemnitee against, and to protect, save and keep harmless each Indemnitee from, any and all Expenses that may be imposed on, incurred by or asserted by any Person against, such Indemnitee, which Expenses are in any way attributable or relating to or arising out of (i) the Project, the Site, the MCFA, the Easement Agreement or any part thereof or interest therein; (ii) any of the Transaction Documents (or any other agreement, contract or instrument entered into in connection therewith or related thereto) or any of the transactions contemplated thereby or the exercise by any Indemnitee of remedies thereunder, and (iii) the construction, financing, acquisition, ownership, possession, use, regulation, operation, maintenance and condition of all or any part of or any interest in the Site, the Project or the Black River Common Facilities or the imposition of any Lien thereon, including, in each case, without limitation (and whether the subject of litigation or not) (but without duplication of any Construction Costs or liquidated damages which Lime is obligated to pay): (A) claims or penalties arising from any product liability, negligence, statutory liability or violation of Applicable Law or in tort (strict, absolute or otherwise), (B) Environmental Claims or other loss of or damage to any property or the environment (including, without limitation, all Expenses associated with remediation, response, removal, corrective action, financial assurance, natural resource damages and the protection of wildlife, aquatic species and vegetation, and any relevant mitigative action required under applicable Environmental Laws), or death or injury to any Person, (C) latent or other defects, whether or not discoverable, (D) the breach by Lime or the SPV of any representations or warranties, or the failure by Lime or the SPV to perform or observe any covenants or agreements, under any Transaction Document (or any other agreement, contract or instrument entered into in connection therewith or related thereto); and (E) any claim for patent, trademark or copyright infringement; provided, however, that the foregoing indemnity shall not extend to any Expense imposed on, incurred by or asserted against any Indemnitee to the extent the same (y) constitutes an Expense which such Indemnitee is expressly liable for payment of hereunder or under any other Transaction Document or (z) relates to or arises the willful misconduct or gross negligence of such Indemnitee or of its agents, officers, directors or employees.

      If the SPV shall obtain knowledge of any Expense indemnified against under this Section 17.2, it shall give prompt written notice thereof to the appropriate Indemnitee or Indemnitees, and if any Indemnitee shall obtain any such knowledge, such Indemnitee shall give prompt written notice thereof to the SPV, but failure of any Indemnitee to give notice shall not affect the obligations of the SPV in respect thereof. With respect to any Expense that the SPV is requested by an Indemnitee to pay by reason of this Section 17.2, such Indemnitee shall, if so requested by the SPV and prior to any payment, submit such additional information to the SPV as the SPV may reasonably request to substantiate the requested payment.

      In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall promptly notify the SPV of the commencement thereof (but the failure to do so shall not relieve the SPV of its obligation to indemnify such Indemnitee except to the extent that the
SPV is prejudiced as a result of such failure), and the SPV, so long as no Default or Event of Default shall have then occurred and be continuing, shall be entitled, at its expense, acting through counsel reasonably acceptable to such Indemnitee, to participate in, and, to the extent
                                      -58-
that the SPV desires (if the SPV has acknowledged in writing its obligations hereunder to indemnify fully such Indemnitee with respect to all such Expenses under this Section 17.2) to assume and control the defense thereof; provided, however, that the SPV shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, in the reasonable discretion of such Indemnitee, (i) such action, suit or proceeding involves the possible imposition of criminal liability on such Indemnitee, (ii) such action, suit or proceeding involves a reasonable likelihood of the imposition of civil liability on such Indemnitee which the SPV is not obligated to indemnify hereunder, (iii) such Indemnitee determines, in its reasonable discretion, that it may raise a defense or defenses which is or are unavailable to the SPV or different from the defenses available to the SPV in such action, suit or proceeding, (iv) such control and assumption, in the reasonable discretion of such Indemnitee, involves a conflict of interest between such Indemnitee and the SPV or any other Indemnitee with respect to such action or proceeding, or (v) such action, suit or proceeding entails a reasonable possibility of compromising or jeopardizing a substantial interest of such Indemnitee; and in any such event such Indemnitee may retain additional and separate counsel to represent it or, at its option, assume the defense of such action and the SPV will pay all of the Expenses of such Indemnitee in respect of such defense, provided that if the SPV shall not elect in writing to assume the defense thereof to the extent entitled to do so, an Indemnitee may, after written notice to the SPV and after the SPV's failure to remedy promptly the same, assume the defense thereof, including the employment of counsel, in which case the SPV shall pay all of the Expenses of such Indemnitee incurred in respect of such defense. An Indemnitee shall, in any case, be entitled, at its expense, to participate in any action, suit or proceeding the defense of which has been assumed by the SPV; provided however, that if the SPV fails to employ counsel reasonably satisfactory to such Indemnitee the fees and expenses of counsel to such Indemnitee shall be paid by the SPV.

      No Indemnitee shall enter into any settlement or other compromise with respect to any Expense without the prior written consent of the SPV (which consent shall not be unreasonably withheld or delayed) unless such Indemnitee waives its right to be indemnified under this Section 17.2 with respect to such Expense or an Event of Default shall have then occurred and be continuing. In any action, suit or proceeding to which any Indemnitee is a party, the SPV shall not enter into any settlement or other compromise with respect to any Expense without the prior written consent of such Indemnitee which consent shall not be unreasonably withheld or delayed.

      Upon payment of any Expense by the SPV pursuant to this Section 17.2 to or on behalf of an Indemnitee, the SPV, without any further action, shall be subrogated to any and all claims that such Indemnitee may have to recover such Expense from any other Person (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall cooperate with the SPV and give such further assurances as are reasonably necessary or advisable to enable the SPV to pursue such claims; provided that the SPV's rights of subrogation shall be subordinated to the full and complete payment of all principal, interest, Make-Whole Amount and other amounts due with respect to the Notes.

      Nothing in this Section 17.2 shall be construed as a guaranty by the SPV of any residual or market value in the Project, the Project Land or of the performance capability or operating capacity of the Project or as a guaranty of any Notes.
                                      -59-
      Section 17.3      Increased Costs.  If,

            (i) the compliance by any Holder with any direction, requirement or request after the date hereof from any Governmental Authority, whether or not having the force of law, with which such Holder must reasonably comply (including, without limitation the National Association of Insurance Commissioners); or

            (ii) the change in the interpretation or application of any law or the enactment of any law after the date hereof imposing or modifying any reserve requirement (including, without limitation, any requirement of the National Association of Insurance Commissioners), capital adequacy requirement or similar requirement with respect to any class of assets or liabilities of, deposits with or for the account of, or loans or investments by, any Holder (or with respect to any change therein or in the amount thereof); or

            (iii) the occurrence after the date hereof of any other condition or circumstance (other than conditions or circumstances relating only to such Holder and arising solely as a result of an exercise of discretion by such Holder) with respect to this Agreement and/or the maintenance by such Holder of its investment in the Notes, shall (A) result in any increase in cost to any Holder in connection with or arising out of any Note, (B) result in any reduction in the amount of any payment receivable by any Holder hereunder or thereunder or (C) result in any reduction of the rate of the return on any Holder's capital as a consequence of its obligations hereunder below that which such Holder could have achieved but for such circumstances, then, in each such case, the SPV shall fully reimburse such Holder the amount of such increase in cost, reduction in payment receivable or reduction in rate of return promptly after written notification thereof to the SPV by such Holder, which notification shall include such Holder's relevant calculations and all relevant additional facts, assumptions and information that such Holder customarily provides in like circumstances. The Holders shall (consistent with their internal policies and legal and regulatory restrictions) use their reasonable efforts to avoid such increased costs by giving the SPV prompt notice thereof.

      If at any time a Holder gives notice that any amount is due under this
Section 17.3, the SPV shall, for a thirty (30) day period following receipt of such notice, have the right to prepay such Holder's Notes at par (without any payment of the Make-Whole Amount).

      Section 17.4 Restriction on Sale of Notes. So long as no Default or Event of Default shall exist, no Holder shall sell any Note to (a) any Person engaged in a business substantially similar to that of Lime on the Initial Funding Date, or (b) any electric utility company.

      Section 17.5 Disclosure to Other Persons. Each Holder shall use its best efforts to hold in confidence and not to disclose any Confidential Information, provided, that any Holder will be free, after notice to the SPV, to correct any false or misleading information that may become public concerning its relationship to the SPV or Lime or to the transactions contemplated by this Agreement. Notwithstanding the foregoing, the SPV acknowledges that any Holder may deliver copies of any financial statements and other documents delivered to such Holder, and disclose any other information disclosed to such Holder (including, without limitation, Confidential Information), by or on behalf of the SPV in connection with or pursuant to this Agreement, to
                                      -60-
            (a) such Holder's directors, officers, employees, agents and professional consultants,

            (b)   any other Holder,

            (c) any Institutional Investor to which such Holder sells or offers to sell such Note or any part thereof, provided that such Institutional Investor signs a written agreement to comply with the confidentiality provisions of this Agreement, regardless of whether or not such offeree purchases any Notes, and provided further that no such agreement shall be required so long as such Institutional Investor is furnished only with information that is not Confidential Information,

            (d) any Institutional Investor to which such Holder sells or offers to sell a participation in all or any part of such Note, provided that such Institutional Investor signs a written agreement to comply with the confidentiality provisions of this Agreement, regardless of whether or not such offeree purchases any Notes, and provided further that no such agreement shall be required so long as such Institution Investor is furnished only with information that is not Confidential Information,

            (e) any federal or state regulatory authority having jurisdiction over such Holder,

            (f) the National Association of Insurance Commissioners or any similar organization or

            (g) any other Person to which such delivery or disclosure may be necessary,

                  (i) in compliance with any law, rule, regulation or order applicable to such Holder,

                  (ii) in response to any subpoena or other legal process, or

                  (iii) in connection with any litigation to which such
            Holder is a party.

      Section 17.6 Reproduction of Documents. This Agreement, each other Transaction Document and all documents relating hereto or thereto, including, without limitation,

            (a) consents, waivers and modifications which may hereafter be executed,

            (b) documents received by you in connection with any Advance (except the Notes themselves), and

            (c) financial statements, certificates and other information previously or hereafter furnished to you or any other holder of Notes,

may be reproduced by you or any other Holder of Notes by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and each Holder may destroy any original document so reproduced. The SPV agrees and stipulates that any such
                                      -61-
reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Holder in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

      Section 17.7      Payments on Notes; other Amounts.

            (a) Manner of Payment. The SPV shall make each payment of principal, interest, Make-Whole Amount and all other amounts due with respect to each Note (without any presentment of such Notes and without any notation of such payment being made thereon) by crediting, by federal funds bank wire transfer, your account designated on Annex 1 prior to noon New York City time on the date such payment is due.

            (b) Payments Due on Holidays. If any payment due on, or with respect to, any Note shall fall due on a day other than a Business Day, then such payment shall be made on the first Business Day following the day on which such payment shall have so fallen due; provided that if all or any portion of such payment shall consist of a payment of interest, for purposes of calculating such interest, such payment shall be deemed to have been originally due on such first following Business Day, such interest shall accrue and be payable to (but not including) the actual date of payment, and the amount of the next succeeding interest payment shall be adjusted accordingly. If any payment is to be made on the first Business Day following the day on which the same shall have fallen due, as provided in this paragraph, and is not so paid on such first Business Day, interest shall accrue thereon (to the extent permitted by applicable law) with respect to each Note at the rate provided in such Note on overdue payments of principal from (in each case) the originally scheduled day of its payment.

            (c) Payments, When Received. Any payment to be made to any Holders shall be deemed to have been made on the Business Day such payment actually becomes available to such Holder at such Holder's bank prior to noon (New York City time).

            (d) Other Amounts. Any fees, expenses, costs and other amounts due from the SPV to you pursuant to this Agreement or any other Transaction Document which are not paid when due shall bear interest thereafter at a rate per annum equal to the Late Payment Rate.

      Section 17.8 Survival. All warranties, representations, certifications and covenants made by the SPV herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement or any other Transaction Document shall be considered to have been relied upon by you and shall survive the delivery to you of the Notes regardless of any investigation made by you or on your behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the SPV hereunder.

      Section 17.9 Successors and Assigns. The SPV may not assign any of its interests, rights or obligations hereunder without your prior written consent. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto. The provisions of this Agreement are intended to be for the benefit of all Holders
                                      -62-
and shall be enforceable by any such Holder, whether or not an express assignment to such Holder of rights under this Agreement has been made by you or your successor or assign.

      Section 17.10 Amendments. The provisions of this Agreement may not be waived, modified, amended, supplemented or terminated in any manner whatsoever except by written instrument signed by each party against which enforcement or applicability of the waiver, modification, amendment, supplement or termination is sought.

      Section 17.11 Section Headings, Table of Contents. The titles of the Sections and the Table of Contents appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words "herein," "hereof," "hereunder" and "hereto" refer to this Agreement as a whole and not to any particular Section or other subdivision.

      Section 17.12 Duplicate Originals; Execution in Counterpart. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and will be effective when at least one counterpart has been executed and delivered by each party hereto; and each set of counterparts which, collectively, shows execution by all of the parties hereto shall constitute one duplicate original.

      Section 17.13     Jury Trial Waiver.      NEITHER THE SPV NOR THE
PURCHASER (NOR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS) SHALL SEEK A JURY TRIAL IN ANY ACTION BASED UPON OR ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY OF THE FINANCING DOCUMENTS, ANY COLLATERAL FOR THE INDEBTEDNESS EVIDENCED BY THE NOTES, OR THEIR DEALINGS OR RELATIONSHIPS WITH EACH OTHER, AND EACH OF THEM AGREE THAT NO SUCH ACTION WITH RESPECT TO WHICH A JURY TRIAL HAS BEEN WAIVED SHALL BE SOUGHT TO BE CONSOLIDATED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THIS PARAGRAPH HAS BEEN FULLY DISCUSSED BY THE SPV AND YOU, EACH OF WHOM HAVE BEEN REPRESENTED BY COUNSEL, AND THIS PARAGRAPH SHALL NOT BE SUBJECT TO ANY EXCEPTIONS.


[Remainder of page intentionally left blank; next page is signature page.]
                                      -63-
      If this Agreement is satisfactory to you, please so indicate by signing the acceptance at the foot of a counterpart hereof and returning such counterpart to the SPV, whereupon this Agreement will become binding among us in accordance with its terms.

                                    Very truly yours,

                                    DRAVO BLACK RIVER LIMITED PARTNERSHIP

                                    By DBR General Inc., its General Partner

                                    By  A. H. TENHUNDFELD, JR.
                                          Name: A. H. Tenhundfeld, Jr.
                                          Title: Vice President



Accepted:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA


By SCOTT W. ISLEY
Name: Scott W. Isley
Title: Vice President

                                    -64,65-